Exhibit 10 (c)

CREDIT AGREEMENT

between

U.S. BANK NATIONAL ASSOCIATION

and

SI TECHNOLOGIES, INC.

dated

June             , 2002

CREDIT AGREEMENT

This Credit Agreement (the “Agreement”) is entered into on June     , 2002, between U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”) and SI TECHNOLOGIES, INC. (“SI”).

RECITALS

A. U.S. Bank extends to SI a revolving credit facility in the amount of $8,000,000 and a term loan facility. The terms and conditions of those credit facilities are set forth in an Amended and Restated Credit Agreement dated July 10, 1998, between U.S. Bank and SI (which agreement, as modified and amended, is referred to herein as the “Existing Credit Agreement”).

B. As of June 12, 2002, SI owed U.S. Bank the principal amount of $7,010,024.51 and accrued interest of $144,359.66 pursuant to a promissory note dated March 9, 2001, evidencing SI’s obligations in respect of the existing revolving credit facility extended by U.S. Bank. The promissory note referred to in the preceding sentence is referred to below as the “Existing Revolving Note.”

C. As of June 12, 2002, SI owed U.S. Bank the principal amount of $4,708,898.71 and accrued interest of $7,913.57 pursuant to a promissory note dated November 15, 2000, in the original principal amount of $6,891,071.32 (the “Existing Term Loan Note”). The loan evidenced by the Existing Term Loan Note is referred to in this Agreement as the “Existing Term Loan.”

D. Interest continues to accrue on SI’s obligations to U.S. Bank pursuant to the Existing Revolving Note and the Existing Term Loan Note on and after June     , 2002. In addition, SI is obligated to reimburse U.S. Bank (or pay directly if requested to do so by U.S. Bank) for fees and costs incurred by U.S. Bank in connection with its banking relationship with SI, including reasonable attorney fees.

E. SI’s obligations pursuant to the Existing Revolving Note and the Existing Term Loan Note are secured by first priority security interests and liens in, among other things, all accounts, chattel paper, equipment, general intangibles, and inventory of SI, as more particularly specified in various security agreements executed by SI in favor of U.S. Bank. In addition, SI’s obligations pursuant to the Existing Revolving Note and the Existing Term Loan Note are secured by first priority security interests and liens in, among other things, all accounts, chattel paper, equipment, general intangibles, and inventory of the Domestic Subsidiaries. The security interests referred to in the two preceding sentences are referred to collectively in this Agreement as the “Existing Security Agreements.”

F. SI’s obligations pursuant to the Existing Revolving Note and the Existing Term Loan Note also are secured by a pledge of the stock owned by SI of Allegany, Inc., NV Technology, Inc., and Revere. Furthermore, the existing loans are secured by Allegany, Inc.’s, pledge of the stock it owns of Allegany Technologies, Inc., and by Selectaid Limited’s pledge of stock it owns of Revere BV. The pledge agreements referred to in this Recital F are referred to below collectively as the “Existing Pledge Agreements.”

G. The credit facility evidenced by the Existing Revolving Note has matured and U.S. Bank’s commitment to extend revolving credit to SI has expired. SI has asked U.S. Bank to continue to extend a revolving credit facility to SI. U.S. Bank is willing to do so, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, U.S. Bank and SI agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings, which apply to both the singular and plural forms of the terms defined:

“Accounts” means all accounts (as defined in ORS Chapter 79 (or any successor statute)) of SI and its Subsidiaries.

“Adjusted EBITDA” means, during any period in question, EBITDA minus (a) cash payments in respect of income taxes of SI and its Subsidiaries, (b) cash dividends or distributions to shareholders of SI and its Subsidiaries, and (c) Unfunded Capital Expenditures of SI and its Subsidiaries.

“Advance” and “Advances” have the meanings specified in Section 2.1 of this Agreement.

“AeroGo” means AeroGo, Inc., and any Successor thereof.

“Affiliate” means any Person (a) that directly or indirectly controls, is controlled by, or is under common control with SI; (b) that directly or indirectly owns or holds 5 percent or more of any class of voting stock of SI; or (c) 5 percent or more of the voting stock of which is directly or indirectly owned or held by SI. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Aggregate Net Income” has the meaning specified in Section 10.3 of this Agreement.

“Agreement” means this Credit Agreement, and any amendments, modifications, renewals, or restatements thereof.

“Borrowing Base” has the meaning specified in Section 2.8 of this Agreement.

“Budget” has the meaning specified in Section 9.9(j) of this Agreement.

“Business Day” means a day on which U.S. Bank is open for business in Portland, Oregon, and Minneapolis, Minnesota.

“Capital Expenditures” means any expenditure by SI and its Subsidiaries for fixed or capital assets, leasehold improvements, Capital Leases, installment purchases of machinery and equipment, acquisitions of real estate, and other similar expenditures including (a) in the case of a purchase, the entire amount SI (or the Subsidiary) is contractually obligated to pay during the period in question (whether or not paid), (b) in the case of a Capital Lease, the entire implied principal amount SI (or the Subsidiary) is contractually obligated to pay during the period in question (whether or not paid), and (c) expenditures in any construction in progress account of SI (or a Subsidiary).

“Capital Lease” means any lease of property (real, personal, or mixed) that in accordance with GAAP should be capitalized on the lessee’s balance sheet.

“Capital Lease Obligation” means the amount of the liability with respect to a Capital Lease that should be capitalized in accordance with GAAP.

“Cash Collateral Account” has the meaning specified in Section 7.3 of this Agreement.

“Collateral” means all of the assets of SI and the Subsidiaries described in the Security Documents.

“Credit Insurance Deductible” means the amount of any deductible payable by SI pursuant to the Credit Insurance Policy.

“Credit Insurance Policy” means a policy of insurance obtained by SI, which policy must be in a form satisfactory to U.S. Bank in its reasonable discretion and issued by an insurer satisfactory to U.S. Bank in its reasonable discretion, insuring the payment of Accounts of SI or its Subsidiaries with respect to which the account debtor is not a resident of the United States or Canada or a Person incorporated under the laws of a state in the United States or a province in Canada.

“Dating” means the practice of giving credit beyond a stated period by forward dating of an invoice. For example, a buyer otherwise obligated to pay for a purchase within 30 days may be given a postdated invoice bearing a date a month later than the actual date of purchase, which, in effect, means that the buyer now has 60 days in which to make payment.

“Default Interest Rate” means, with respect to the loan in question, an interest rate that is 5 percent per annum greater than the interest rate that was applicable to such loan immediately prior to the Event of Default that resulted in the invocation of the Default Interest Rate.

“Domestic Subsidiaries” means AeroGo and Revere.

“EBITDA” means, for any period in question, an amount equal to the Net Income for such period, plus the following, to the extent deducted or excluded in computing such Net Income: (a) interest expense of SI and its Subsidiaries, (b) income taxes of SI and its Subsidiaries, (c) depreciation of SI and its Subsidiaries, and (d) amortization of SI and its Subsidiaries (all as determined in accordance with GAAP).

“Eligible Accounts Receivable” means all Accounts of SI and the Subsidiaries meeting all of the following criteria and in which U.S. Bank has a perfected, first priority security interest:

(a) An Account that arose from a bona fide sale of goods by SI (or a Subsidiary), or as a result of services performed by SI (or a Subsidiary) under an enforceable contract, provided that such goods have been shipped to the appropriate account debtor (or the sale otherwise has been consummated), and, in the case of services, the services have been performed for the account debtor in question in accordance with the contract or agreement governing such services;

(b) An Account as to which the title of SI (or a Subsidiary) to the Account is absolute and is not subject to any prior assignment, claim, lien, or security interest, other than the security interests created by the Loan Documents;

(c) An Account as to which the amount shown on the books of SI (or the Subsidiary) is owing to SI (or the Subsidiary) and no partial payment has been made thereon, except as reflected on the books of SI (or the Subsidiary);

(d) An Account to the extent that it is not subject to any reduction, counterclaim, setoff, recoupment, or any present claim for credits, allowances, or adjustment by the account debtor because of returned, inferior, or damaged goods, or unsatisfactory services, or for any other reason, except for customary discounts allowed for prompt payment (provided, however, that at all times SI shall reduce the amount of Eligible Accounts Receivable by the actual amount of credits, offsets, allowances, or adjustments against Accounts outstanding at the time in question, as reported by SI in its weekly borrowing certificates, subject to U.S. Bank’s review and approval in its reasonable discretion);

(e) An Account as to which the account debtor is not an Affiliate of SI, or an officer, director, or employee of SI (or a Subsidiary);

(f) An Account to the extent that it does not result from, include, or constitute late charges, service charges, or interest;

(g) An Account that is not more than 60 days past due, or more than 90 days old (as measured from the date of invoice);

(h) An Account that is not an obligation of an account debtor with more than 25 percent of the total amount of its Accounts payable to SI (and the Subsidiaries) that are more than 60 days past due, or more than 90 days old (as measured from the date of the invoice);

(i) An Account that does not arise out of a contract with, or order from, an account debtor that by its terms forbids or makes the assignment of that Account to U.S. Bank void or unenforceable;

(j) An Account as to which the account debtor is not the United States of America, or any agency, division, unit, instrumentality, or branch thereof;

(k) An Account as to which SI (or the Subsidiary) has not received any note, trade acceptance, draft, or other instrument with respect to the goods or services giving rise to the account (and, if any such instrument or chattel paper is received, SI immediately shall notify U.S. Bank and, at U.S. Bank’s request, shall endorse or assign (or cause it to be endorsed or assigned) and deliver the same to U.S. Bank);

(l) An Account as to which SI (or a Subsidiary) has not received any notice of the death of the account debtor, or of the dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the account debtor (and upon the receipt of any such notice, SI immediately shall advise U.S. Bank of the event or occurrence in question);

(m) An Account as to which the account debtor’s obligation to SI (or a Subsidiary) is denominated and payable in United States currency;

(n) An Account to the extent that it does not consist of Retainage;

(o) An Account to the extent that it does not result from or consist of prebillings;

(p) An Account to the extent that it does not result from or consist of progress billings in excess of the amount permitted by the terms of the applicable contract;

(q) An Account to the extent that it does not consist of claims by SI (or a Subsidiary) for work beyond the scope of the original contract with the account debtor for which no change order has been issued and approved by the account debtor in question;

(r) An Account that does not arise out of a consignment transaction, or a sale or return agreement;

(s) An Account that is not subject to an agreement providing for Dating of the account debtor’s obligation to pay for the goods or services in question (unless, notwithstanding the Dating of an Account, the account debtor is obligated to pay for the goods or services by the earlier of (i) 90 days after the sale of the goods (or services), or (ii) 90 days after the date of the invoice with respect to such goods (or services)), except the remaining portion (approximately $125,000) due to SI by Consolidated Freightways, Inc., pursuant to a contract in the original amount of approximately $250,000 that provided for 12 equal monthly payments, the remaining balance of approximately $65,000 owed to SI by Tramanco in respect to Tramanco’s initial order of goods from SI, and an Account from Roadway Express, Inc., with a remaining balance of approximately $32,000 that relates to certain demonstration equipment;

(t) An Account as to which the account debtor’s financial condition is acceptable to U.S. Bank in its good faith discretion (provided, however, that unless U.S. Bank gives SI prior written notice that the financial condition of an account debtor of SI is not acceptable to U.S. Bank, an Account of an existing account debtor of SI (or a Subsidiary) shall not become ineligible under this item (t) of the definition of Eligible Accounts Receivable without at least 30 days’ prior written notice from U.S. Bank to SI that the financial condition of the account debtor in question is not acceptable to U.S. Bank, in its good faith discretion); and

(u) An Account that is not an Account that U.S. Bank, in its reasonable discretion, determines to be ineligible in whole or in part and has provided SI at least 30 days’ prior written notice thereof.

If the total amount owed by any account debtor to SI and its Subsidiaries exceeds 20 percent of the aggregate amount of Eligible Accounts Receivable, U.S. Bank may in its good faith discretion require that amounts in excess of such amount be excluded from the determination of Eligible Accounts Receivable, and may impose such other limitations on such Accounts as are reasonable.

“Eligible Domestic Accounts” means all Eligible Accounts Receivable of SI and the Domestic Subsidiaries with respect to which (a) the account debtor is a resident of the United States or Canada, or a Person incorporated under the laws of a state in the United States or a province in Canada, (b) the account arises out of goods sold or services performed by SI or a Subsidiary in the United States or Canada, and (c) the goods sold or services performed are delivered or provided to the account debtor in the United States or Canada.

“Eligible Insured Foreign Accounts” means Eligible Accounts Receivable of SI or a Subsidiary to the extent that such accounts are covered by the Credit Insurance Policy. If as of the date that an Account is generated by SI (or any Subsidiary covered by the Credit Insurance Policy), any amount owing from the account debtor to SI (or the Subsidiary, as applicable) is more than 90 days past due (excluding amounts that are less than 10 percent of the Credit Insurance Deductible and amounts disputed by the account debtor, provided that such dispute has been acknowledged by SI (or the Subsidiary, as applicable)), then the newly generated Account is not an Eligible Insured Foreign Account. Notwithstanding anything in this Agreement to the contrary, an Account that initially was an Eligible Insured Foreign Account shall not cease to be an Eligible Insured Foreign Account merely because it was not timely paid by the account debtor, provided that (a) the account debtor does not dispute its obligation to pay the Account in question, and (b) SI (or the Subsidiary, as applicable) (i) has timely complied with all provisions of the Credit Insurance Policy regarding proof of loss (including any requirements involving making demand for payment on the account debtor and submitting proof of loss to the insurer), (ii) has complied with the provisions of Section 7.7 of this Agreement (if such provisions are applicable to the account or accounts in question), and (iii) has made a claim under the Credit Insurance Policy with respect to the account in question before the deadline under the Credit Insurance Policy for filing a claim of loss with respect to the full amount of the Account.

“Eligible Inventory” means all inventory (as defined in ORS Chapter 79 (or any successor statute)) of raw materials and finished goods of SI and the Domestic Subsidiaries in which U.S. Bank has a perfected, first-priority security interest, except the following:

(a) Work-in-process;

(b) Slow-moving, damaged, or obsolete inventory (as determined by U.S. Bank in its reasonable discretion);

(c) All goods that are on consignment;

(d) All goods that are leased to or from others by SI (or a Subsidiary);

(e) Inventory located outside the United States;

(f) Inventory with respect to which SI (or a Subsidiary) has received progress payments, predelivery payments, deposits, or other sums in anticipation of the sale of such inventory (to the extent of such payments, deposits, or other sums);

(g) All goods provided to any Person on a demonstration basis, or sold subject to approval after use by the purchaser;

(h) Inventory that SI (or a Subsidiary) has returned, or intends to return, to the manufacturer or supplier thereof under the terms of the manufacturer’s or supplier’s warranty agreement or other agreement governing the sale of the goods in question;

(i) Inventory of SI (or a Subsidiary) to the extent of the unpaid acquisition cost of such inventory (if such unpaid acquisition cost is secured by a Lien encumbering the inventory);

(j) Inventory located in a facility owned by a Person other than SI (or a Subsidiary), unless SI has obtained from such Person a written waiver of any Lien or claim such Person has or hereafter may have or claim to have against such inventory (which waiver shall be in form and content satisfactory to U.S. Bank in its reasonable discretion); and

(k) Other inventory that U.S. Bank in its reasonable discretion determines should not be included in the Borrowing Base.

The value of Eligible Inventory shall be determined in accordance with the lower of cost or market method of determining inventory value.

“Environmental Laws” means any and all applicable federal, state, and local environmental, health, or safety statutes, laws, regulations, rules, and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative, and regulatory decrees, judgments, and orders, including common law rulings and determinations, relating to injury to, or the protection of, human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation, and removal of emissions, discharges, releases, or threatened releases of Hazardous Materials into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of such Hazardous Materials.

“Event of Default” has the meaning specified in Section 12.1 of this Agreement.

“Excess Cash Flow” has the meaning specified in Section 4.3 of this Agreement.

“Existing Credit Agreement” has the meaning specified in Recital A of this Agreement.

“Existing Pledge Agreements” has the meaning specified in Recital F of this Agreement, and includes any amendments, modifications, renewals, and restatements thereof.

“Existing Revolving Note” has the meaning specified in Recital B of this Agreement.

“Existing Security Agreements” has the meaning specified in Recital E of this Agreement, and includes any amendments, modifications, renewals, and restatements thereof.

“Existing Term Loan Maturity Date” has the meaning specified in Section 4.4 of this Agreement.

“Existing Term Loan Note” has the meaning specified in Recital C of this Agreement.

“Fixed Charge Coverage Ratio” has the meaning specified in Section 10.1 of this Agreement.

“Fixed Charges” means, for any period in question, the sum of (a) interest expense of SI (and its Subsidiaries), (b) the aggregate amount of all principal payments (other than payments with respect to the Revolving Credit Facility) made, accrued, or becoming due in respect of any Indebtedness of SI (and its Subsidiaries), and (c) Capital Lease expense of SI (and its Subsidiaries).

“GAAP” means the generally accepted accounting principles issued by the American Institute of Certified Public Accountants in effect in the United States at the time of application to the provisions of this Agreement.

“Government Approval” means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

“Governmental Authority” means the government of the United States, or any state or any foreign country or any political subdivision of any thereof, or any branch, department, agency, instrumentality, court, tribunal, or regulatory authority that constitutes a part of or exercises any sovereign power of any of the foregoing.

“Guaranties” has the meaning specified in Section 6.2 of this Agreement.

“Hazardous Material” means any substance (a) the presence of which requires notification, removal, or remediation under any Environmental Law; (b) that is or becomes defined as a “hazardous waste,” “hazardous material,” or “hazardous substance” under any present or future Environmental Law, or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.) and any applicable local statutes and the regulations promulgated thereunder; (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or otherwise hazardous and that is or becomes regulated pursuant to any Environmental Law; or (d) without limitation, that contains gasoline, diesel fuel, or other petroleum products, asbestos, or polychlorinated biphenyls.

“Indebtedness” means (a) all items of indebtedness or liability (except capital surplus, deferred credits, and reserves) that would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date on which indebtedness is determined, (b) indebtedness secured by any Lien, whether or not such indebtedness shall have been assumed, (c) any other indebtedness or liability for borrowed money, or for the deferred purchase price of property or services for which the obligor is directly or contingently liable as obligor, guarantor, or otherwise, or in respect of which the obligor otherwise assures a creditor against loss, and (d) any other obligations of an obligor under a lease that has been (or should be) reflected as a Capital Lease in the obligor’s books and records.

“Lien” means any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution, or other voluntary or involuntary lien or charge upon (or affecting the revenues of) any real property or personal property.

“Loan Documents” means this Agreement, the Notes, the Security Documents, any other documents executed by SI or any Subsidiary in favor of U.S. Bank (whether before, on, or after the date of this Agreement) in relation to the loans evidenced by the Notes or any security for or guaranties of those loans, and any amendments, modifications, renewals, and restatements thereof.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, prospects, or financial condition of SI and its Subsidiaries (taken as a whole), (b) a material impairment of SI’s ability to pay or perform its obligations under the Loan Documents in accordance with the terms thereof, (c) a material impairment of the Collateral, U.S. Bank’s Liens on the Collateral, or the priority of such Liens, or (d) a material impairment of U.S. Bank’s rights and remedies under the Loan Documents.

“Maturity Date” has the meaning specified in Section 2.10 of this Agreement.

“Net Income” means, for any period in question, the consolidated net income of SI and its Subsidiaries for such period, determined in accordance with GAAP, but in any event there shall be excluded or deducted from such net income (a) any gain or loss arising from any write-up of assets, except to the extent inclusion thereof shall be approved in writing by U.S. Bank (in its sole and absolute discretion); (b) any extraordinary or nonrecurring gains; (c) the proceeds of any life insurance policy received during such period; and (d) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period.

“Net Worth” means, at any date as of which the amount thereof shall be determined, the consolidated total assets of SI and its Subsidiaries minus (a) the consolidated total liabilities of SI and its Subsidiaries, and (b) the sum of any amounts attributable to (i) all reserves not already deducted from assets or included in total liabilities, (ii) any write-up in the book value of assets resulting from any revaluation thereof subsequent to the date of the most recent audited annual financial statement of SI provided to U.S. Bank, (iii) the value of any minority interests in Subsidiaries, (iv) intercompany accounts with Subsidiaries and Affiliates (including receivables due from Subsidiaries and Affiliates) (to the extent included in total assets and not included in total liabilities), (v) the value, if any, attributable to any capital stock of SI held in treasury, and (vi) the value, if any, attributable to any notes or subscriptions receivable due from stockholders in respect of capital stock.

“Notes” means the Revolving Credit Facility Note, the Term Loan Note, and the Existing Term Loan Note, and any amendments, modifications, renewals, and restatements thereof.

“Obligations” means all of SI’s obligations to U.S. Bank, including, but not limited to, SI’s obligations pursuant to the Notes, this Agreement, any automated clearing house services or other cash management services U.S. Bank makes available to SI (or any Subsidiary), and all obligations of SI (and the Subsidiaries) in relation to any VISA credit facilities extended by U.S. Bank (or any Affiliate of U.S. Bank).

“Permitted Carryover” has the meaning specified in Section 11.7 of this Agreement.

“Permitted Liens” means, with respect to SI and its Subsidiaries, (a) Liens for taxes, assessments, or other governmental charges or levies not delinquent, or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by SI and its Subsidiaries; (b) deposits or pledges securing obligations under worker’s compensation insurance, unemployment insurance, social security, or public liability laws or similar legislation; (c) deposits or pledges securing bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety bonds and appeal bonds, and other obligations of like nature arising in the ordinary course of SI’s (or a Subsidiary’s) business; (d) judgment Liens that have been stayed or bonded; (e) mechanics’, workers’, materialmen’s, or other like Liens arising in the ordinary course of SI’s (or a Subsidiary’s) business with respect to obligations that are not due, or that remain payable without penalty, or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, (f) Liens placed upon fixed assets acquired after the date of this Agreement to secure a portion of the purchase price thereof, provided that any such Lien shall not encumber any other property of SI (or a Subsidiary); and (g) Liens in favor of U.S. Bank.

“Person” means an individual, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.

“Prime Rate” means the rate publicly announced by U.S. Bank on the day in question at its principal office as its “prime rate” or “reference rate” of interest. The Prime Rate is not necessarily the lowest rate of interest charged by U.S. Bank and does not necessarily correspond to the rate offered to U.S. Bank’s most substantial commercial customer or borrower.

“Retainage” means that portion of the purchase price of goods sold or services provided by SI (or any Subsidiary) that the buyer thereof is not obligated to pay to SI (or any Subsidiary) until the end of a specified period of time following the satisfactory performance by SI (or any Subsidiary) under the agreement governing the transaction in question.

“Revere” means Revere Transducers, Inc., and any Successor thereof.

“Revere BV” means Revere Transducers Europe BV, and any Successor thereof.

“Revolving Credit Facility” has the meaning specified in Section 2.2 of this Agreement.

“Revolving Credit Facility Note” has the meaning specified in Section 2.4 of this Agreement, and includes any amendments, modifications, renewals, and restatements thereof.

“Security Agreements” means the Existing Security Agreements and the security agreements described in Section 6.1 of this Agreement, and includes any amendments, modifications, renewals, and restatements thereof.

“Security Documents” means the Security Agreements and the Existing Pledge Agreements.

“SI” means SI Technologies, Inc., and any Successor thereof.

“Subordinated Indebtedness” means loans to SI that are the subject of a Subordination Agreement.

“Subordination Agreement” means an agreement in form and content satisfactory to U.S. Bank in its reasonable discretion whereby certain Persons who have loaned money to SI agree that their right to payment of such loans is junior and subordinate to U.S. Bank’s right to payment of the Obligations.

“Subsidiary” means any corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors, or other managers of such corporation, are at the time owned or controlled, directly or indirectly, by SI (or the management of which corporation otherwise is controlled directly or indirectly by SI).

“Successor” means, for any corporation, limited liability company, or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the stock, membership interests, or assets of the predecessor.

“Tangible Net Worth” means Net Worth minus goodwill of SI and its Subsidiaries and all other assets of SI and its Subsidiaries properly classified as intangible assets in accordance with GAAP.

“Tax” means any tax, assessment, duty, levy, or other charge imposed by any Governmental Authority on any property, revenue, income, or franchise of any Person, and any interest or penalty with respect to any of the foregoing.

“Term Loan” has the meaning specified in Section 3.1 of this Agreement.

“Term Loan Note” has the meaning specified in Section 3.1 of this Agreement, and includes any amendments, modifications, renewals, and restatements thereof.

“Unfunded Capital Expenditures” means, for any period in question, the sum of all Capital Expenditures of SI and its Subsidiaries less the sum of all new financing amounts received or assumed by SI or any Subsidiary to acquire the capital assets in question.

“U.S. Bank” means U.S. Bank National Association and any Successor or assign thereof.

Section 1.2 Accounting Terms. Unless otherwise provided in this Agreement, accounting terms that are not defined specifically in this Agreement shall be interpreted and construed in accordance with GAAP and all accounting procedures shall be performed in accordance with GAAP.

Section 1.3 Rules of Construction. For purposes of this Agreement, the following rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or the plural form shall include the singular and the plural form thereof, (b) the term “or” is not exclusive; (c) the term “including” (or any form of that term) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments thereof and any successor statutes and regulations; (e) the words “this Agreement,” “herein,” “hereof,” “hereunder,” or other words of similar import refer to this Agreement as a whole, including any schedules, exhibits, and annexes hereto, as the same may be amended, modified, or supplemented; (f) all references in this Agreement to sections, schedules, exhibits, and annexes shall refer to the corresponding sections, schedules, exhibits, and annexes of or to this Agreement; and (g) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all amendments, extensions, modifications, renewals, and restatements thereof, to the extent permitted under this Agreement.

Section 1.4 Incorporation of Recitals. The Recitals to this Agreement hereby are incorporated into and constitute a part of this Agreement.

ARTICLE II

THE REVOLVING CREDIT FACILITY

Section 2.1 The Revolving Credit Facility. Upon satisfaction of the conditions precedent specified in Section 5.1 of this Agreement, and subject to the terms and conditions of this Agreement, U.S. Bank agrees to make loans and advances of credit to SI (each of which loans and advances is referred to in this Agreement as an “Advance,” and all of which are referred to in this Agreement collectively as the “Advances”). Upon the effective date of this Agreement, the Revolving Credit Facility shall replace and supersede the operating credit facility extended by U.S. Bank to SI pursuant to the Existing Revolving Note.

Section 2.2 Use of Funds Borrowed Under the Revolving Credit Facility. Upon the effective date of this Agreement, SI shall cause an Advance to be made under the Revolving Credit Facility in an amount equal to the principal balance outstanding under the Existing Revolving Note minus $1,500,000. The funds advanced in accordance with the preceding sentence of this Agreement shall be applied to SI’s obligation to U.S. Bank in respect of the Existing Revolving Note. Thereafter, funds borrowed by SI under the revolving credit facility governed by this Agreement (which credit facility is referred to in this Agreement as the “Revolving Credit Facility”) shall be used by SI only for general corporate purposes in the ordinary course of SI’s business.

Section 2.3 Maximum Revolving Credit Commitment. The maximum amount of credit that may be outstanding to SI under the Revolving Credit Facility at any time is the lesser of (a) $6,500,000, or (b) the Borrowing Base at the time in question. If the amount outstanding with respect to the Revolving Credit Facility at any time exceeds the lesser of the amounts specified in the preceding sentence, SI within three Business Days shall pay U.S. Bank an amount equal to such excess (and SI’s failure to make such payment shall constitute an Event of Default).

Section 2.4 The Revolving Credit Facility Note. Contemporaneously with the execution of this Agreement, SI shall execute and deliver to U.S. Bank a promissory note in form and content satisfactory to U.S. Bank in its reasonable discretion evidencing SI’s obligation to repay amounts advanced to SI pursuant to the Revolving Credit Facility (the “Revolving Credit Facility Note”). Advances to SI pursuant to the Revolving Credit Facility shall be evidenced by and repaid by SI in accordance with the Revolving Credit Facility Note and this Agreement.

Section 2.5 The Revolving Loan Fee. Contemporaneously with the execution of this Agreement, SI shall pay U.S. Bank a fee of $24,375 in consideration of U.S. Bank’s commitment to extend the Revolving Credit Facility to SI on the basis set forth in this Agreement.

Section 2.6 Interest Rate and Payment Terms for the Revolving Credit Facility Note. Amounts advanced by U.S. Bank to SI under the Revolving Credit Facility shall bear interest at the Prime Rate plus 2.75 percent per annum. Following the occurrence of an Event of Default (if any) and during the continuance thereof, U.S. Bank shall be entitled to charge, and SI shall be obligated to pay, interest on the principal balance outstanding under the Revolving Credit Facility Note at the Default Interest Rate. Interest owed by SI pursuant to the Revolving Credit Facility Note shall be calculated on the basis of a 360-day year (as more particularly described in the Revolving Credit Facility Note).

Section 2.7 Payment Terms. SI shall make monthly payments of interest in arrears to U.S. Bank in respect of the Revolving Credit Facility Note commencing on July 1, 2002, and on the first day of each month thereafter until the Maturity Date.

Section 2.8 The Borrowing Base. As used in this Agreement, the term “Borrowing Base” means the sum of (a) 80 percent of Eligible Domestic Accounts Receivable at the time in question, (b) 90 percent of Eligible Foreign Accounts Receivable at the time in question, and (c) 50 percent of Eligible Inventory at the time in question, provided, however, that the aggregate amount of Advances supported by Eligible Inventory shall not exceed $4,000,000 at any time.

Section 2.9 Revolving Nature of the Revolving Credit Facility. The Revolving Credit Facility is a revolving credit facility. Therefore, subject to the terms of this Agreement, SI may pay, repay, and re-borrow amounts under that credit facility.

Section 2.10 Maturity Date of the Revolving Credit Facility. On the earlier of (a) November 30, 2002, or (b) acceleration of the Obligations following an Event of Default, if any, under this Agreement, U.S. Bank’s commitment to extend credit pursuant to the Revolving Credit Facility shall terminate. The earlier of the dates specified in the preceding sentence of this Agreement is referred to in this Agreement as the “Maturity Date.” On the Maturity Date, SI shall be obligated to pay in full the entire balance of principal, interest, and fees owed pursuant to the Revolving Credit Facility Note.

Section 2.11 Manner of Borrowing. In order to request an Advance under the Revolving Credit Facility, SI shall provide U.S. Bank with a written borrowing request in a form approved by U.S. Bank in its reasonable discretion. Each borrowing request by SI shall identify in reasonable detail the amount of the Borrowing Base (as determined in the bi-weekly borrowing base certificate then in effect) and the amount of the Advance requested by SI. Each borrowing request by SI shall constitute a representation and warranty by SI that, as of the date of the request, no Event of Default (or no event that with the giving of notice, or the passage of time, or both, would constitute an Event of Default) has occurred and is continuing. U.S. Bank will disburse any Advance to which SI is entitled under this Agreement by crediting the proceeds of the Advance to operating checking account no. 153501647538 maintained by SI with U.S. Bank. U.S. Bank shall not be required to make any Advance requested by SI at any time that SI has not timely submitted its bi-weekly Borrowing Base certificate in accordance with Section 9.9(a) or Section 9.9(b) of this Agreement.

Section 2.12 No Borrowing During Pendency of an Event of Default. SI shall not be entitled to borrow under the Revolving Credit Facility at any time that an Event of Default exists, or at any time that an event has occurred that with the giving of notice, or the passage of time, or both, would constitute an Event of Default.

ARTICLE III

THE NEW TERM LOAN

Section 3.1 The Term Loan. On the effective date of this Agreement, U.S. Bank shall convert to a new term loan (the “Term Loan”) $1,500,000 of the principal amount owed by SI to U.S. Bank in respect of the Existing Revolving Note as of the effective date of this Agreement. Contemporaneously with the execution of this Agreement, SI shall execute and deliver to U.S. Bank a promissory note in form and content satisfactory to U.S. Bank in its reasonable discretion evidencing SI’s repayment obligations in respect of the Term Loan (which note is referred to in this Agreement as the “Term Loan Note”). The Term Loan shall be repaid by SI in accordance with the provisions of the Term Loan Note and this Agreement.

Section 3.2 The Term Loan Fee. On or before the date of this Agreement, SI shall pay U.S. Bank a fee of $7,500 in respect of the Term Loan. In addition, if SI is not in compliance with each of the financial covenants set forth in Section 10.1 through Section 10.3 of this Agreement as of the end of SI’s 2002 fiscal year, SI shall pay U.S. Bank an additional fee of $7,500 (which fee shall be due and payable on or before September 15, 2002).

Section 3.3 Interest Rate for the Term Loan. SI hereby acknowledges and agrees that interest shall accrue (and shall be paid by SI as more particularly specified below and in the Term Loan Note) on the principal balance of the Term Loan at the Prime Rate plus 3.25 percent per annum. Following the occurrence of an Event of Default (if any) and during the continuance thereof, U.S. Bank shall be entitled to charge, and SI shall be obligated to pay, interest on the principal balance outstanding under the Term Loan at the Default Interest Rate. Interest owed by SI pursuant to the Term Loan Note shall be calculated on the basis of a 360-day year (as more particularly described in the Term Loan Note).

Section 3.4 Repayment Terms of the Term Loan. SI shall make monthly payments of interest in arrears to U.S. Bank in respect of the Term Loan commencing on July 1, 2002, and on the first day of each month thereafter until the Maturity Date. In addition, on the date of this Agreement, and on July 25, 2002, and the twenty-fifth day of each month thereafter until the Maturity Date, SI shall make principal payments to U.S. Bank in respect of the Term Loan in the amount of $25,000.

Section 3.5 Maturity Date of the Term Loan. On the Maturity Date, SI shall pay U.S. Bank the entire balance of principal, interest, and fees owed pursuant to the Term Loan Note.

ARTICLE IV

MODIFICATION OF THE EXISTING TERM LOAN

Section 4.1 Modified Interest Rate for the Existing Term Loan. SI hereby acknowledges and agrees that on and after June 1, 2002, interest shall accrue (and shall be paid by SI as more particularly specified below and in the Existing Term Loan Note (as amended hereby)) on the principal balance of the Existing Term Loan at the Prime Rate plus 1.75 percent per annum. Following the occurrence of an Event of Default (if any) and during the continuance thereof, U.S. Bank shall be entitled to charge, and SI shall be obligated to pay, interest on the principal balance outstanding under the Existing Term Loan at the Default Interest Rate. Interest owed by SI pursuant to the Existing Term Loan Note shall be calculated on the basis of a 360-day year, as more particularly described in the Existing Term Loan Note.

Section 4.2 Modified Repayment Terms of the Existing Term Loan. SI shall make monthly payments of interest in arrears to U.S. Bank with respect to the Existing Term Loan commencing on July 1, 2002, and on the first day of each month thereafter until the Existing Term Loan Maturity Date. In addition, on the date of this Agreement and on July 1, 2002, and the first day of each month thereafter until the Existing Term Loan Maturity Date, SI shall make principal payments to U.S. Bank in respect of the Existing Term Loan in the amount of $56,058.32. The payment described in the preceding sentence that SI must make on the date of this Agreement shall be in lieu of the larger June 2002 payment that was scheduled to be made pursuant to the Existing Term Loan Note prior to the amendment of that note effected by this Agreement.

Section 4.3 Subsequent Excess Cash Flow Payments. In addition to the other payments SI is required to make under this Agreement and under the Notes to U.S. Bank, on or before September 15, 2003, and the same day of each year thereafter through and including 2005, SI shall pay U.S. Bank (for application to the Existing Term Loan) an amount equal to SI’s Excess Cash Flow (if any). As used in this Agreement, the term “Excess Cash Flow” means the amount by which actual Adjusted EBITDA for SI’s immediately preceding fiscal year exceeds the amount of Adjusted EBITDA that would have been required to provide a Fixed Charge Coverage Ratio of 1.15 to 1.00 for such year.

Section 4.4 Maturity Date of the Existing Term Loan. SI shall pay U.S. Bank the entire balance of principal, interest, and fees owed pursuant to the Existing Term Loan Note on the earlier of (a) November 1, 2005, or (b) acceleration of the Obligations following an Event of Default, if any, under this Agreement (the earlier of which dates is referred to in this Agreement as the “Existing Term Loan Maturity Date”).

Section 4.5 Amendment of Term Loan Note. Contemporaneously with the execution of this Agreement, SI shall execute and deliver to U.S. Bank a document in form and content satisfactory to U.S. Bank in its reasonable discretion amending the Existing Term Loan Note to reflect the changes to the Existing Term Loan described in this Article IV of this Agreement. Following the effective date of this Agreement, references to the Existing Term Loan Note shall mean that note, as amended hereby.

ARTICLE V

CONDITIONS OF LENDING

Section 5.1 Conditions Precedent. U.S. Bank’s agreements, obligations, and commitments under this Agreement are subject to fulfillment of all of the following conditions:

(a) Execution and Delivery of this Agreement, the Revolving Credit Facility Note, and the Term Loan Note. SI shall have executed and delivered to U.S. Bank this Agreement, the Revolving Credit Facility Note, and the Term Loan Note;

(b) Amendment of the Existing Term Loan Note. SI shall have executed and delivered to U.S. Bank the amendment of promissory note required pursuant to Section 4.5 of this Agreement;

(c) Payment of Loan Fees. SI shall have paid U.S. Bank $31,875 in respect of the loan fees specified in Section 2.5 and Section 3.2 of this Agreement;

(d) Execution and Delivery of the Security Agreements. SI and the Domestic Subsidiaries shall have executed and delivered to U.S. Bank the security agreements required pursuant to Section 6.1 of this Agreement;

(e) Execution and Delivery of the Guaranties. The Domestic Subsidiaries shall have executed and delivered to U.S. Bank the Guaranties required pursuant to Section 6.2 of this Agreement;

(f) Payment of Attorney Fees. SI shall have paid U.S. Bank $14,500 for attorney fees and $275 for lien search charges incurred by U.S. Bank in connection with the negotiation and preparation of this Agreement and the other Loan Documents;

(g) No Defaults. As of the date of this Agreement, no Event of Default exists, and no event that with the giving of notice, or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing; and

(h) Other Information. U.S. Bank shall have received such other statements, opinions, certificates, documents, and information with respect to the matters contemplated by this Agreement as U.S. Bank reasonably may request.

If SI satisfies all of the above-referenced conditions by June 26, 2002, this Agreement and U.S. Bank’s commitment to extend the Revolving Credit Facility shall become effective and this Agreement shall supersede the Existing Credit Agreement. If SI fails to satisfy any of the above-referenced conditions precedent by June 26, 2002, U.S. Bank shall have no commitment or obligation to extend the Revolving Credit Facility to SI and the parties’ rights and obligations with respect to the existing, matured revolving credit facility shall continue to be governed by the Existing Credit Agreement.

Section 5.2 Ongoing Conditions. U.S. Bank’s commitment to extend credit to SI pursuant to the Revolving Credit Facility is subject to the conditions that SI’s representations and warranties under Article VIII of this Agreement continue to be accurate and that no Event of Default exists under this Agreement (and that no event has occurred that with the giving of notice, or the passage of time, or both, would constitute an Event of Default).

ARTICLE VI

COLLATERAL FOR SI’S OBLIGATIONS

Section 6.1 The New Security Agreements. Contemporaneously with the execution of this Agreement, SI shall execute and deliver to U.S. Bank a security agreement in form and content satisfactory to U.S. Bank in its reasonable discretion granting U.S. Bank a security interest and lien in all of SI’s personal property as collateral for the Obligations. In addition, contemporaneously with the execution of this Agreement, SI shall cause the Domestic Subsidiaries to execute and deliver to U.S. Bank security agreements in form and content satisfactory to U.S. Bank in its reasonable discretion granting U.S. Bank a security interest and lien in all of the Domestic Subsidiaries’ personal property as collateral for the Obligations.

Section 6.2 The Guaranties. Contemporaneously with the execution of this Agreement, SI shall cause the Domestic Subsidiaries to execute and deliver to U.S. Bank guaranties in form and content satisfactory to U.S. Bank in its reasonable discretion (the “Guaranties”). Pursuant to the terms of the Guaranties, the Domestic Subsidiaries shall guarantee payment and performance of the Obligations.

Section 6.3 Continued Validity of the Security Documents. SI hereby expressly reaffirms and acknowledges the validity of the Security Documents, the accuracy of the information contained in those documents, and SI’s (and the Domestic Subsidiaries’) grants of security interests and liens in favor of U.S. Bank in the Collateral. SI acknowledges and agrees that the Security Documents, and the security interests and liens created by those agreements in the Collateral, secure payment of the Obligations. Furthermore, SI acknowledges and agrees that the Security

Documents, and the security interests and liens created thereby in the Collateral, shall continue in full force and effect after the execution of this Agreement.

Section 6.4 Assignment of Rights Under the Credit Insurance Policy. SI hereby agrees that, upon the issuance of the Credit Insurance Policy, SI shall assign (and shall cause any Subsidiary covered thereby to assign) to U.S. Bank as security for the Obligations all of SI’s (or any such Subsidiary’s) rights under the Credit Insurance Policy (including, but not limited to, its right to receive any payments thereunder). Prior to or contemporaneously with such assignment, SI shall deliver to U.S. Bank written evidence satisfactory to U.S. Bank that the insurer under the Credit Insurance Policy has been notified of the assignment described in the preceding sentence of this Agreement and acknowledges that assignment.

Section 6.5 Other Documents. SI hereby agrees that until SI satisfies the Obligations in full, SI promptly shall execute and deliver to U.S. Bank all documents deemed necessary or desirable by U.S. Bank in its reasonable discretion to create, evidence, perfect, or continue U.S. Bank’s security interests or liens in the Collateral.

Section 6.6 Appraisals and Collateral Examinations. SI hereby acknowledges and agrees that U.S. Bank may order such appraisals and conduct such examinations of the Collateral as U.S. Bank deems necessary or desirable in its reasonable discretion and that SI shall pay for such appraisals and collateral examinations (as specified in Section 7.1 of this Agreement). SI understands that U.S. Bank expects to conduct at least one collateral examination each calendar year.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Expenses of U.S. Bank. SI shall reimburse U.S. Bank for all expenses reasonably incurred by U.S. Bank in connection with U.S. Bank’s banking relationship with SI, including, but not limited to, recording charges, escrow charges, appraisal costs, environmental survey and investigation costs, collateral examination and inspection costs, travel costs, and the reasonable fees and expenses of legal counsel for U.S. Bank (including fees and expenses incurred in connection with the preparation, negotiation, closing, administration, amendment, modification, and enforcement of this Agreement, or the agreement evidenced hereby); the preservation, protection, or disposition of the Collateral (or U.S. Bank’s security interests therein); or as required by applicable law, rules, policies, and regulations. Except as specified in Section 5.1(f) of this Agreement, the amounts owed by SI pursuant to the preceding sentence of this Agreement shall be paid by SI in the ordinary course of SI’s business after U.S. Bank bills SI for such amounts, or on the Existing Term Loan Maturity Date, whichever occurs first.

Section 7.2 Prohibition on Overdrafts and Unfunded Items. SI hereby agrees that it shall maintain sufficient funds in its accounts with U.S. Bank to cover all items drawn on such accounts (i.e., SI shall not overdraw any account with U.S. Bank). All items presented to U.S. Bank for payment for which there are insufficient funds in the account on which the item is drawn may be dishonored by U.S. Bank in its reasonable discretion without any prior notice to SI. U.S. Bank shall have no obligation to notify SI in advance (i.e., before the item or items in question is or are returned unpaid) that items have been presented on any of SI’s accounts that will result in an overdraft if funds are not deposited into the account in question.

Section 7.3 Cash Collateral Account. On and after the date of this Agreement, SI shall deposit all payments or other proceeds resulting from the sale or other disposition of all or any part of the Collateral (including Accounts) owned by SI or any Subsidiary into account no. 153500057812 maintained by SI with U.S. Bank (the “Cash Collateral Account”). The Cash Collateral Account is not an interest-bearing account. All amounts deposited into the Cash Collateral Account shall be applied to SI’s obligations pursuant to the Revolving Credit Facility Note after a one-Business Day hold (or after such other holding period that may be elected by U.S. Bank in its reasonable discretion).

Section 7.4 Release of Claims. SI hereby releases and forever discharges U.S. Bank and U.S. Bank’s agents, principals, successors, assigns, employees, officers, directors, and attorneys, and each of them, of and from any and all claims, demands, damages, suits, rights, defenses, offsets, or causes of action of every kind and nature that SI has or may have as of the date it executes this Agreement, whether known or unknown, contingent or matured, foreseen or unforeseen, asserted or unasserted, including, but not limited to, all claims for compensatory, general, special, consequential, incidental, and punitive damages, attorney fees, and equitable relief. In that regard, SI hereby agrees to waive and relinquish, and by executing this Agreement shall be deemed to have waived and relinquished to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides that:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Furthermore, SI hereby waives any and all provisions, rights, and benefits conferred by any laws of any state or territory of the United States, or principles of common law, that are similar, comparable, or equivalent to Section 1542 of the California Civil Code. SI recognizes that SI may discover after the effective date of this Agreement facts in addition to or different from those that SI knows or believes to be true with respect to the subject matter of the released claims but hereby stipulates and agrees that as of the effective date of this Agreement SI fully, finally, and forever settles and releases any and all released claims, known or unknown, as described above.

Section 7.5 Foreign Credit Insurance. SI acknowledges that U.S. Bank is not prepared to extend credit to SI secured by Eligible Accounts, other than Eligible Domestic Accounts, unless such accounts are insured under the Credit Insurance Policy and SI takes all steps required by that policy to recover payment from the insurer with respect to Eligible Insured Foreign Accounts that are not paid by the account debtor. SI hereby represents and warrants that it shall use its best reasonable efforts to obtain the Credit Insurance Policy as soon as reasonably practicable after the execution of this Agreement.

Section 7.6 Information Regarding Credit Insurance Policy. SI hereby agrees that, upon obtaining the Credit Insurance Policy, SI promptly shall provide U.S. Bank with a copy of the Credit Insurance Policy, all endorsements, riders, schedules, and exhibits to that policy, all modifications or amendments of the Credit Insurance Policy, and all notices received by SI from the insurer under the Credit Insurance Policy. In addition, SI immediately shall notify U.S. Bank in writing of the receipt by SI of any communication from the insurer under the Credit Insurance Policy informing SI of the insurer’s intention to terminate or cancel the Credit Insurance Policy. SI shall obtain the agreement (in writing) of the insurer under the Credit Insurance Policy to give U.S. Bank at least 45 days’ prior written notice of the insurer’s intended termination, cancellation, or material modification of the Credit Insurance Policy (provided, however, that if the reason for such termination or cancellation is nonpayment of the policy premium, ten Business Days’ written notice to U.S. Bank shall be satisfactory). SI hereby acknowledges and agrees that if SI fails to timely pay the policy premium with respect to the Credit Insurance Policy, U.S. Bank may (but shall not be required to) pay such premium and the amount paid by U.S. Bank shall become part of the Obligations.

Section 7.7 Claim Procedure. SI recognizes that U.S. Bank expects SI to strictly and timely comply with all provisions of the Credit Insurance Policy related to filing claims under the policy, providing proof of loss under the policy, and notifying account debtors of their defaults as required by the Credit Insurance Policy and SI hereby agrees to timely comply with all such provisions of the Credit Insurance Policy. SI hereby irrevocably appoints U.S. Bank as SI’s true and lawful attorney (such appointment being coupled with an interest), with full power of substitution, in the name of SI, to take any and all steps or actions required by the Credit Insurance Policy to timely and appropriately assert a claim under that policy, subject to the conditions specified in this Agreement. SI hereby agrees that if SI has not submitted a claim with respect to a past-due Eligible Insured Foreign Account within 60 days of the deadline for submitting a claim under the Credit Insurance Policy for full payment of the Account in question, SI shall deliver to U.S. Bank a completed claim form with respect to the Account in question (which claim form shall be in form and content satisfactory to the insurer under the Credit Insurance Policy and shall be accompanied by any and all materials required by the insurer to establish proof of loss). At the same time, SI shall notify U.S. Bank in writing whether SI intends to make a claim under the Credit Insurance Policy with respect to the Account in question. If SI informs U.S. Bank that SI does not intend to make a claim under the Credit Insurance Policy with respect to an Account, the Account in question shall cease to be an Eligible Insured Foreign Account and SI within three Business Days shall pay U.S. Bank the amount by which SI’s obligation exceeds the Borrowing Base (and SI’s failure to make such payment shall constitute an Event of Default). Furthermore, if SI fails to timely provide the notice and the claim form specified above, or if SI has not taken any action that U.S. Bank reasonably believes is a condition precedent under the Credit Insurance Policy to receive payment in full under that policy of a claim with respect to an Account included in the Borrowing Base, and if SI fails to provide the notice and claim form (or take action with respect to a claim under the Credit Insurance Policy, as applicable) within three Business Days of U.S. Bank giving SI written notice of such failure or inaction, then the Account in question shall cease to be an Eligible Insured Foreign Account and SI shall have three Business Days to pay U.S. Bank an amount equal to the amount by which the indebtedness under the Revolving Credit Facility exceeds the

Borrowing Base following the removal of that Account from that borrowing base (and SI’s failure to make such payment shall constitute an Event of Default). If SI fails to make the payment required by either of the two preceding sentences following the removal of an Account from the Borrowing Base, U.S. Bank may use the power of attorney granted in this Section 7.7 to take any and all steps or actions U.S. Bank reasonably believes are necessary to cause a claim to be made under the Credit Insurance Policy for payment in full of the Account in question (which actions that may be taken by U.S. Bank include, but are not limited to, providing notice of default to the account debtor, providing proof of loss to the insurer under the Credit Insurance Policy, or asserting a claim for payment under the policy with respect to the Account in question). Notwithstanding the power of attorney granted herein, U.S. Bank shall have no obligation to take any action on behalf of SI under or with respect to the Credit Insurance Policy.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

SI represents and warrants to U.S. Bank as follows:

Section 8.1 Existence and Power of SI. SI is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and is qualified to do business in California and each other jurisdiction where the conduct of its business or the ownership of its properties requires such qualification. Furthermore, SI has full power, authority, and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver, and perform this Agreement and the other Loan Documents.

Section 8.2 Existence and Power of AeroGo. AeroGo is a corporation duly organized, validly existing, and in good standing under the laws of Washington and is qualified to do business in Washington and each other jurisdiction where the conduct of its business or the ownership of its properties requires such qualification. Furthermore, AeroGo has full power, authority, and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver, and perform the Guaranty and the other Security Documents.

Section 8.3 Existence and Power of Revere. Revere is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and is qualified to do business in California and each other jurisdiction where the conduct of its business or the ownership of its properties requires such qualification. Furthermore, Revere has full power, authority, and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver, and perform this Agreement, the Notes, and the other Loan Documents.

Section 8.4 Authorization. The execution, delivery, and performance by SI and the Domestic Subsidiaries of this Agreement, the Notes, and the other Loan Documents and any borrowing under this Agreement have been duly authorized by all necessary corporate action of SI and the Domestic Subsidiaries, do not require any further shareholder approval, or the approval or consent of any trustee or the holders of any Indebtedness of SI or the Domestic Subsidiaries, (do not contravene any law, regulation, rule, or order binding on SI or the Domestic Subsidiaries, or any of their organizational documents, and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract, or other agreement or instrument to which SI (or a Domestic Subsidiary) is a party, or by which SI (or a Domestic Subsidiary) or any of its properties may be bound or affected, except as has been disclosed to U.S. Bank in writing.

Section 8.5 Government Approvals. No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by SI or the Domestic Subsidiaries of this Agreement or any Loan Document, or in connection with any of the transactions contemplated hereby, except those that have been obtained and are in full force and effect. SI and each Domestic Subsidiary has obtained all Governmental Approvals that are necessary or required in connection with the conduct of SI’s (or the Domestic Subsidiary’s) business.

Section 8.6 Binding Obligations. This Agreement, the Notes, and the other Loan Documents have been duly executed and delivered by SI and the Domestic Subsidiaries and constitute the legal, valid, and binding obligations of SI and the Domestic Subsidiaries enforceable against SI and the Domestic Subsidiaries and their property in accordance with their respective terms.

Section 8.7 Litigation. There are no actions, proceedings, investigations, or claims against or affecting SI or any Subsidiary now pending before any court, arbitrator, or Governmental Authority that if determined adversely to SI or the Subsidiary would be likely to have a Material Adverse Effect, or that have resulted in, or would be likely to result in, a judgment or order against SI or a Subsidiary (in excess of insurance coverage) for more than $100,000 in any one case (or $250,000 in the aggregate).

Section 8.8 Financial Condition. The most recent audited balance sheet of SI that SI provided to U.S. Bank, and the related statements of income and retained earnings of SI for the fiscal year then ended, fairly present the consolidated financial condition of SI and its Subsidiaries as of the date of such statements and the consolidated results of operations of SI and its Subsidiaries for the period then ended, all in accordance with GAAP. Since that date, there has been no material adverse change in the consolidated financial condition or operations of SI and its Subsidiaries, except as has been disclosed to U.S. Bank in writing (including interim financial statements provided by SI since the delivery of SI’s most recent audited financial statement to U.S. Bank).

Section 8.9 Title and Liens. SI and each of the Subsidiaries has good and marketable title to all of its properties and assets. The Collateral is not subject to any Lien prior to U.S. Bank’s security interest in the Collateral.

Section 8.10 Taxes. SI and each Subsidiary has filed all tax returns and reports required of SI and each Subsidiary and has paid all Taxes that are due and payable. The charges and accruals on the books of SI and the Subsidiaries in respect of Taxes for all fiscal periods to date are accurate. Taxes not yet due have been provided for as a reserve on the books of SI (or a Subsidiary). There are no claims or assessments against SI (or a Subsidiary) by any Governmental Authority with respect to any Taxes, except those (if any) disclosed to U.S. Bank in writing.

Section 8.11 Other Agreements. Neither SI nor any Subsidiary is in material breach of or default under any agreement to which SI (or a Subsidiary) is a party, or that is binding on SI (or a Subsidiary) or any of its assets, whereby such breach would have a Material Adverse Effect.

Section 8.12 Federal Reserve Regulations. Neither SI nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any loan from U.S. Bank to SI will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock, or for any other purpose that violates the applicable provisions of any Federal Reserve Regulation. If requested to do so by U.S. Bank, SI will furnish to U.S. Bank a statement conforming with the requirements of Regulation U.

Section 8.13 Compliance With Laws. SI and the Subsidiaries are in compliance in all material respects with all laws, regulations, rules, and orders of Governmental Authorities applicable to SI and the Subsidiaries, or to their operations or property (including, but not limited to, laws governing the use or disposition of Hazardous Materials and the Employee Retirement Income Security Act of 1974 (as amended)), except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof.

Section 8.14 Continuing Representations. SI hereby acknowledges and agrees that the representations of SI in this Article VIII of this Agreement are continuing representations and that each request for an Advance by SI under this Agreement constitutes a reaffirmation by SI that such representations are accurate as of the date of the Advance requested by SI.

ARTICLE IX

AFFIRMATIVE COVENANTS

Until SI has paid the Obligations in full and U.S. Bank’s lending commitment with respect to the Revolving Credit Facility has terminated, SI agrees to do all of the following, unless U.S. Bank otherwise shall consent in writing (which consent shall not be withheld unreasonably):

Section 9.1 Use of Proceeds. SI shall use funds borrowed under the Revolving Credit Facility only for purposes permitted by Section 2.1 of this Agreement.

Section 9.2 Payments. SI shall pay the principal of and interest on the Notes in accordance with the terms of this Agreement and the Notes and shall pay when due all other amounts payable by SI under this Agreement.

Section 9.3 Preservation of Existence. SI shall preserve and maintain (and shall cause each of the Subsidiaries to preserve and maintain) its corporate existence, rights, franchises, and privileges in the jurisdiction of its organization and will qualify and remain qualified as a foreign organization in each jurisdiction where such qualification is necessary or advisable in view of the business and operations of SI (or any Subsidiary), or the ownership of its properties.

Section 9.4 Visitation Rights. At any reasonable time, and from time to time, SI shall permit U.S. Bank to examine and make copies of and abstracts from SI’s and the Subsidiaries’ records and books of account, to visit the properties of SI and the Subsidiaries, and to discuss the affairs, finances, and accounts of SI and the Subsidiaries with any of the officers and directors of the Person in question.

Section 9.5 Keeping of Books and Records. SI shall keep (and shall cause the Subsidiaries to keep) adequate records and books of account in which complete entries will be made, in accordance with GAAP, reflecting all financial transactions of SI (or the Subsidiaries, as applicable).

Section 9.6 Maintenance of Property. SI shall maintain and preserve (and shall cause each Subsidiary to maintain and preserve) all of its properties in working order and condition, ordinary wear and tear excepted, and shall from time to time make all needed repairs, renewals, or replacements so that the efficiency of such properties shall be fully maintained and preserved.

Section 9.7 Other Obligations. SI shall pay and discharge (and shall cause each Subsidiary to pay and discharge) before the same shall become delinquent all material Indebtedness, Taxes, and other material obligations for which SI (or a Subsidiary) is liable, or to which its income or property is subject, and all material claims for labor and materials or supplies that, if unpaid, might become by law a Lien upon assets of SI (or a Subsidiary).

Section 9.8 Insurance. SI shall keep in force upon all of SI’s properties and operations (and shall cause each Subsidiary to keep in force upon the Subsidiary’s properties and operations) policies of insurance carried with companies in such amounts and covering all such risks as shall be customary in the industry and reasonably satisfactory to U.S. Bank (and, in the case of SI and the Domestic Subsidiaries, naming U.S. Bank as loss payee in respect of insurance covering the Collateral). SI on request shall deliver to U.S. Bank certificates of insurance or duplicate policies evidencing such coverage, and shall within 30 days of the date of this Agreement deliver to U.S. Bank a schedule setting forth the amounts and types of insurance then maintained by SI and the Subsidiaries.

Section 9.9 Financial Information. SI shall deliver to U.S. Bank the statements, reports, and other information listed below:

(a) Bi-Weekly Borrowing Certificate. On or before July 22, 2002, and the fifth Business Day after the fifteenth day of August and each month thereafter, a borrowing certificate in a form satisfactory to U.S. Bank in its reasonable discretion identifying the Borrowing Base (and the computation thereof) as of July 15, 2002, and the fifteenth day of each month thereafter;

(b) Monthly Reconciled Borrowing Base Certificate. Within 5 Business Days after the end of each month, a report in a form satisfactory to U.S. Bank in its reasonable discretion describing in reasonable detail the Borrowing Base (and the computation thereof) as of the end of the immediately preceding month, which report shall be reconciled to the corresponding month-end balance sheet of SI;

(c) Monthly Report Regarding Accounts Receivable. Within 25 days after the end of each month, a report with respect to the Accounts of SI and the Domestic Subsidiaries as of the end of the immediately preceding month, which reports shall include reasonable detail regarding the aging of such Accounts and shall be in a form satisfactory to U.S. Bank in its reasonable discretion;

(d) Monthly Report Regarding Inventory. Within 25 days after the end of each month, a report with respect to the inventory of SI and its Domestic Subsidiaries as of the end of the immediately preceding month, which shall include reasonable detail and shall be in a form satisfactory to U.S. Bank in its reasonable discretion;

(e) Monthly Report Regarding Accounts Payable. Within 25 days after the end of each month, a report with respect to the accounts payable of SI and its Subsidiaries as of the end of the immediately preceding month, which reports shall include reasonable detail regarding the aging of such accounts payable and shall be in a form satisfactory to U.S. Bank in its reasonable discretion;

(f) Monthly Financial Statement and Certificate. Within 30 days after the end of each month, the unaudited consolidated balance sheet and statement of income and retained earnings and statement of cash flow of SI and its Subsidiaries as of the end of such month (and for the period from the start of the fiscal year to the end of such month) (which shall include a comparison of SI’s actual performance to its financial performance projected in the Budget) accompanied by a certificate of SI’s Chief Financial Officer that (i) such unaudited balance sheet and statement of income and retained earnings and statement of cash flow present fairly the consolidated financial position and the results of operations of SI and its Subsidiaries as of the end of and for such month, and (ii) as of the end of such calendar month, no Event of Default, or other event that with the giving of notice, or the passage of time, or both, would become an Event of Default, had occurred and was continuing (or, if an Event of Default existed at such time, identifying the Event of Default);

(g) Quarterly Report Regarding Financial Covenants. Within 45 days after the end of each fiscal quarter of SI, a report identifying SI’s performance with respect to the financial covenants set forth in Section 10.1, Section 10.2, and Section 10.3 (only for the quarter ending as of the end of SI’s fiscal year) of this Agreement, which report shall be in a form satisfactory to U.S. Bank in its reasonable discretion, shall include reasonable detail regarding the manner in which the financial covenants were calculated, and shall be certified by SI’s Chief Financial Officer to be true and correct in all material respects;

(h) Quarterly Financial Statement and Certificate. Within 45 days after the end of each fiscal quarter, the unaudited consolidated balance sheet and statement of income and retained earnings and statement of cash flow of SI and its Subsidiaries as of the end of such quarter (and for the period from the start of the fiscal year to the end of such quarter) (which shall include a comparison of SI’s actual performance to its financial performance projected in the Budget) accompanied by a certificate of SI’s Chief Financial Officer that (i) such unaudited balance sheet and statement of income and retained earnings and statement of cash flow present fairly the consolidated financial position and the results of operations of SI and its Subsidiaries as of the end of and for such quarter, and (ii) as of the end of such quarter, no Event of Default, or other event that with the giving of notice, or the passage of time, or both, would become an Event of Default, had occurred and was continuing (or, if an Event of Default existed at such time, identifying the Event of Default);

(i) Audited Financial Statement. Within 120 days of each fiscal year end of SI, a copy of an audited consolidated financial statement in respect of SI prepared by a certified public accounting firm acceptable to U.S. Bank in its reasonable discretion;

(j) Annual Financial Projection. At least 60 days prior to the end of each fiscal year of SI, a detailed projection of SI’s anticipated financial performance for the upcoming three-year period (which projection is referred to in this Agreement as the “Budget”) in a form satisfactory to U.S. Bank in its reasonable discretion (and which shall include projected monthly balance sheets and income statements and SI’s underlying assumptions in relation to the Budget); and

(k) Other Information. All other statements, reports, and information as U.S. Bank reasonably may request concerning the financial condition and business affairs of SI and its Subsidiaries.

Section 9.10 Notification. Within two Business Days of learning thereof, SI shall give U.S. Bank written notice of the occurrence of any Event of Default or other event that with the giving of notice, or the passage of time, or both, would constitute an Event of Default. Furthermore, promptly after learning thereof, SI shall notify U.S. Bank of (a) the details of any action, proceeding, investigation, or claim against or affecting SI instituted before any court, arbitrator, or Governmental Authority that, if determined adversely to SI would be likely to have a Material Adverse Effect, or to result in a judgment or order against SI (in excess of insurance coverage) for more than $100,000, or, when combined with all other pending or threatened claims, more than $250,000; (b) any material dispute between SI and any Governmental Authority; (c) any labor controversy that has resulted in, or, to SI’s knowledge, threatens to result in, a strike that would be likely to have a Material Adverse Affect; and (d) any contract cancellation that would be likely to have a Material Adverse Affect.

Section 9.11 Notification of Change of Name, Location, or Jurisdiction of Organization. SI shall notify U.S. Bank in writing within five Business Days if (a) SI or any Domestic Subsidiary changes its name or identity in any manner, or (b) SI or any Domestic Subsidiary changes the location of its principal place of business, or the state in which it is organized.

Section 9.12 Additional Acts. From time to time, SI shall (a) obtain and promptly furnish to U.S. Bank evidence of all Government Approvals that may be required to enable SI and the Subsidiaries to comply with its obligations under this Agreement, or any Loan Document; and (b) execute and deliver all instruments, and perform all other acts as U.S. Bank reasonably may request to carry out the transactions contemplated by this Agreement.

ARTICLE X

FINANCIAL COVENANTS

Section 10.1 Fixed Charge Coverage Ratio. SI shall not permit the ratio of (a) Adjusted EBITDA to (b) Fixed Charges (which ratio is referred to in this Agreement as the “Fixed Charge Coverage Ratio”) to be less than 1.05 to 1.00 for the three-month period ending April 30, 2002, or less than 1.15 to 1.00 for the three-month period ending July 31, 2002. In addition, SI shall not permit the Fixed Charge Coverage Ratio to be less than 1.15 to 1.00 for the twelve-month periods ending on October 31, 2002, and the last day of each fiscal quarter of SI thereafter.

Section 10.2 Minimum EBITDA Covenant. SI shall generate EBITDA during the calendar quarters ending on the dates set forth below of at least the following amounts:

Calendar Quarter Ending Date	Minimum EBITDA
April 30, 2002	$650,000
July 31, 2002	$700,000

In addition, SI shall generate EBITDA during its fiscal year 2002 of at least $3,000,000.

Section 10.3 Tangible Net Worth Covenant. SI shall maintain Tangible Net Worth as of July 31, 2002, and as of the end of each fiscal year of SI thereafter, equal to or greater the sum of (a) SI’s Tangible Net Worth as of July 31, 2001, and (b) 50 percent of the sum of (i) Aggregate Net Income, and (ii) any capital injections or equity infusions during the period in question. As used in this Agreement, the term “Aggregate Net Income” means Net Income during SI’s 2002 fiscal year and during subsequent fiscal years of SI (without deduction for losses).

Section 10.4 Testing of Financial Covenants. The financial covenants set forth in Section 10.1 and Section 10.2 of this Agreement shall be tested quarterly and shall be calculated in reasonable detail and presented in the quarterly compliance certificate that SI is required to provide to U.S. Bank pursuant to Section 9.9(g) of this Agreement. The financial covenant set forth in Section 10.3 of this Agreement shall be tested annually and shall be calculated in reasonable detail and presented in the quarterly compliance certificate with respect to the quarter ending as of the end of SI’s fiscal year that SI is required to provide U.S. Bank pursuant to Section 9.9(g) of this Agreement.

ARTICLE XI

NEGATIVE COVENANTS

Until SI has paid the Obligations in full and U.S. Bank’s lending commitment with respect to the Revolving Credit Facility has terminated, SI agrees that it shall not do any of the following unless U.S. Bank otherwise shall consent in writing (which consent shall not be withheld unreasonably):

Section 11.1 Dividends or Distributions. SI shall not make any distribution or declare or pay any dividend or distribution.

Section 11.2 Liquidation, Merger, or Sale of Assets. Neither SI nor any Subsidiaries shall (a) liquidate, dissolve, or enter into any merger or consolidation; (b) enter into any joint venture, partnership, or other combination, except any operating joint ventures similar to those in which SI (or the Subsidiary) previously has engaged in the normal course of its operations; or (c) sell, lease, or dispose of any material portion of its business or assets (except sales of goods in the ordinary course of business).

Section 11.3 Indebtedness. Neither SI nor any Subsidiary shall create, incur, or become liable for any Indebtedness except (a) Indebtedness to U.S. Bank, (b) existing Indebtedness as of the date of this Agreement, (c) current accounts payable or accrued expenses incurred by SI (or a Subsidiary) in the ordinary course of business, (d) Indebtedness for the deferred purchase price (or for obligations under leases) of real or personal property used by SI (or a Subsidiary) in its business and not otherwise prohibited by this Agreement, and (e) Subordinated Indebtedness.

Section 11.4 Guaranties. Neither SI nor any Subsidiary shall assume, guaranty, endorse, or otherwise become directly or contingently liable for, or obligated to purchase, pay, or provide funds for payment of, any obligation or Indebtedness of any other person, except by endorsement of negotiable instruments for deposit or collection or by similar transactions in the ordinary course of business.

Section 11.5 Investments. Neither SI nor any Subsidiary shall make any loan or advance to any Person, or purchase or otherwise acquire the capital stock, obligations of, or any interest in, any Person, except (a) commercial bank time deposits maturing within one year, (b) marketable general obligations of the United States or a state, or marketable obligations fully guaranteed by the United States, (c) short-term commercial paper, maturing within 270 days after acquisition thereof, with the highest rating of a generally recognized rating service, or (d) investments in mutual funds or similar investments that relate to SI’s (or a Subsidiary’s) employee benefit programs.

Section 11.6 Liens. Neither SI nor any Subsidiary shall create, assume, or suffer to exist any Liens except (a) Liens disclosed to U.S. Bank in writing prior to the date of this Agreement and approved by U.S. Bank, (b) Liens to secure Indebtedness permitted by Section 11.3(d) of this Agreement for the deferred purchase price of property, but only if they are limited to such property and its proceeds and do not exceed the fair market value thereof, and (c) Permitted Liens.

Section 11.7 Capital Expenditures. SI and its Subsidiaries (on a consolidated basis) shall not make Capital Expenditures (including any related to Capital Leases) during fiscal year 2002, or (except as specified in the following sentence) in any fiscal year thereafter, in excess of $200,000 in the aggregate. If SI and its Subsidiaries make Capital Expenditures in a fiscal year that aggregate to less than $200,000 (plus the Permitted Carryover, if any), SI may carry forward the difference between (a) $200,000 (plus the Permitted Carryover, if any), and (b) its actual aggregate Capital Expenditures in such year to the subsequent fiscal year and increase the maximum amount of Capital Expenditures SI and its Subsidiaries may make in such subsequent year by that amount. The amount, if any, that may be carried over to a subsequent year is referred to in this Agreement as the “Permitted Carryover.”

Section 11.8 Operations. Neither SI nor any Subsidiary shall engage in any activity or introduce any major product that is substantially different from or unrelated to the present business activities or products of SI (or the Subsidiary), or discontinue any portion of SI’s (or a Subsidiary’s) present business activities that constitutes a substantial portion thereof.

Section 11.9 Loans and Investments. Neither SI nor any Subsidiary shall make, or contract to make, any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contributions to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person.

Section 11.10 Operating Leases. SI and its Subsidiaries shall not enter into operating leases during fiscal year 2002 or any fiscal year thereafter that create an aggregate liability during the fiscal year in question in excess of $100,000.

Section 11.11 Prohibition on Change in Ownership. The Subsidiaries shall not undergo a material change in ownership and neither SI nor any Subsidiary shall undergo a material change in management.

ARTICLE XII

EVENTS OF DEFAULT

Section 12.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a) Payment Default. SI shall fail to pay when due any amount of principal or interest owed pursuant to any of the Notes, or any other amount payable by SI under this Agreement, within three Business Days of the date that U.S. Bank notifies SI of such failure;

(b) Breach of Warranty. Any representation or warranty made by SI under or in connection with this Agreement or any Loan Document shall prove to have been incorrect in any material respect when made;

(c) Breach of Certain Covenants. SI shall fail to have complied with any provision of Section 9.1, Section 9.4, or Section 9.8 of this Agreement, any of the provisions of Article X or Article XI of this Agreement, or any provision of any Loan Document that specifies that no cure period applies (or where applicable cure periods have expired);

(d) Breach of Other Covenants. SI shall fail to perform or observe any other covenant, obligation, or term of this Agreement or any of the Loan Documents (except those governed by part (c) above) and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to SI by U.S. Bank or, if SI fails to give U.S. Bank timely notice of any such occurrence, then 30 days after the occurrence, provided, however, that if such default is of a nature that cannot be cured within 30 days, but is of a kind reasonably susceptible of being cured, an Event of Default shall occur only if SI fails within that 30-day period to commence or pursue curative action and fails thereafter to pursue the cure thereof with reasonable diligence;

(e) Material Adverse Effect. Any event that has had or reasonably could be expected to have a Material Adverse Effect; or

(f) Insolvency or Bankruptcy. SI or any Domestic Subsidiary shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by SI or any Domestic Subsidiary in any jurisdiction seeking to adjudicate SI or any Domestic Subsidiary a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, or composition of SI or any Domestic Subsidiary or its debt under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking appointment of a receiver, trustee, or other similar official for SI or any Domestic Subsidiary or for such part of its property as in the opinion of U.S. Bank is a substantial part; or any such proceeding shall be instituted against SI or any Domestic Subsidiary that is not dismissed within 60 days after the institution thereof, or SI or any Domestic Subsidiary shall take any corporate action to authorize any of the actions set forth above in this paragraph (f); or any Governmental Authority shall declare or take any action that operates as a moratorium on the payment of debts of SI or any Domestic Subsidiary.

Section 12.2 Consequences of Default. If any Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, U.S. Bank may at its option immediately terminate its commitment with respect to the Revolving Credit Facility. Furthermore, in the event of an uncured Event of Default, U.S. Bank may at its option declare the principal of and the interest on any or all of the Notes and all other sums payable by SI under this Agreement or under any or all of the Notes to be immediately due and payable (with interest accruing thereon at the Default Interest Rate), whereupon the same shall become immediately due and payable without protest, presentment, notice, or demand, all of which SI expressly waives.

ARTICLE XIII

GENERAL TERMS AND CONDITIONS

Section 13.1 Remedies Cumulative. No failure by U.S. Bank to exercise any right, power, or remedy under this Agreement, or any Loan Document, and no delay by U.S. Bank in exercising any right, power, or remedy under this Agreement or any Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy under this Agreement or any Loan Document preclude any other or further exercise thereof, or the exercise of any other right, power, or remedy. The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default under this Agreement or the Notes, or the right of U.S. Bank or the holder of the Notes in the exercise of any right under this Agreement or the Notes, unless, in the exercise of such right, all obligations of SI under this Agreement and the Notes are paid in full. The rights and remedies provided in this Agreement and the Loan Documents are cumulative and not exclusive of any right or remedy provided by law. Time is of the essence and the provisions of this Agreement and the other Loan Documents shall be enforced strictly.

Section 13.2 Governing Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of Washington, without regard to conflicts of law principles.

Section 13.3 Consent to Jurisdiction and Venue, Waiver of Immunities. SI hereby irrevocably submits to the jurisdiction and venue of any state or federal court sitting in Portland, Oregon, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement, the Notes, or any other Loan Document. SI irrevocably waives to the fullest extent permitted by law any objection that SI may now or hereafter have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waives any claim that any such forum is an inconvenient forum. SI agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, or in any other manner provided by law. Nothing in this Agreement shall impair the right of U.S. Bank, or the holder of the Notes, to bring any action or proceeding against SI or its property in the courts of any other jurisdiction, and SI irrevocably submits to the nonexclusive jurisdiction of the appropriate courts of the jurisdiction in which SI is incorporated, or any court sitting in any place where property or an office of SI is located.

Section 13.4 Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be sent (unless otherwise specified) by certified mail, return receipt requested (with postage prepaid) or delivered to each party at the following addresses, or at such other address as shall be designated by such party in a written notice to each other party:

U.S. Bank:		Suite 810
111 S.W. Fifth Avenue
Portland, Oregon 97204
	Attention:	Mr. Mark A. Esnoz
Vice President

SI:		14192 Franklin Avenue
Tustin, California 92780
Attention: Mr. R. A. Beets
Chief Executive Officer

Except as otherwise specified, all such notices and communications if duly given or made shall be effective upon receipt.

Section 13.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns. SI may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior, written consent of U.S. Bank, and any such assignment or transfer purported to be made without such consent shall be ineffective. U.S. Bank may at any time assign or otherwise transfer all or any part of its interest under this Agreement, the Notes, and the other Loan Documents (including assignments for security and sales of participations) to any Person and to the extent of such assignment, the assignee shall have the same rights and benefits as if such assignee were U.S. Bank. SI acknowledges and agrees that U.S. Bank may share such information regarding SI with a prospective assignee or transferee of U.S. Bank’s interest in the Notes and the other Loan Documents as U.S. Bank reasonably deems appropriate, provided that the prospective assignee or transferee agrees in writing to maintain the confidentiality of such information.

Section 13.6 Severability. Any provision of this Agreement, the Notes, or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.

Section 13.7 Waiver of Jury Trial. SI HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY OF ANY CLAIM SI HAS OR HEREAFTER MAY HAVE AGAINST U.S. BANK (INCLUDING CROSS-CLAIMS AND COUNTERCLAIMS), INCLUDING, BUT NOT LIMITED TO, ANY CLAIM ARISING UNDER, IN CONNECTION WITH, OR IN RELATION TO THIS AGREEMENT.

Section 13.8 Entire Agreement. This Agreement, the Notes, and the Loan Documents set forth and constitute the entire agreement between the parties hereto with respect to the loans evidenced by the Notes. No oral promise or agreement of any kind or nature, other than those that have been reduced to writing and have been set forth in this Agreement, the Notes, and the Loan Documents, has been made between U.S. Bank and SI with respect to the loans evidenced by the Notes.

Section 13.9 Amendment. This Agreement, the Notes, and the Loan Documents may be amended or modified only by a written agreement signed by authorized representatives of SI and U.S. Bank that by its terms expressly supersedes, modifies, amends, or alters this Agreement.

Section 13.10 Interpretation. This Agreement is a negotiated agreement. In the event of any ambiguity in this Agreement, such ambiguity shall not be subject to a rule of contract interpretation that would cause the ambiguity to be construed against either of the parties to this Agreement.

Section 13.11 Waiver. No waiver of any provision of this Agreement, the Notes, or the Loan Documents by U.S. Bank, or consent by U.S. Bank to any failure by SI to comply with any provision of this Agreement, the Notes, or the Loan Documents shall be effective unless the same shall be in writing and signed by U.S. Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 13.12 Headings. The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect the meaning or construction of any provision of this Agreement.

Section 13.13 Construction. In the event of any conflict between the terms, conditions, and provisions of this Agreement and those of any other document or instrument referred to in this Agreement, the terms, conditions, and provisions of this Agreement shall control.

Section 13.14 Statutory Notice. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

SI TECHNOLOGIES, INC.		U.S. BANK NATIONAL ASSOCIATION

By		By
	R.A. Beets Chief Executive Officer		Mark A. Esnoz Vice President

Exhibit 10 (c)

FIFTH AMENDMENT OF CREDIT AGREEMENT

Between

U.S. BANK NATIONAL ASSOCIATION

and

SI TECHNOLOGIES, INC.

RECITALS		88

Article I	CONDITIONS PRECEDENT	88
1.1	Conditions Precedent	88

Article II	MODIFICATION OF THE REVOLVING CREDIT FACILITY	89
2.1	Reduction of U.S. Bank’s Revolving Credit Commitment	89
2.2	Modification of the Borrowing Base	89
2.3	Extension of U.S. Bank’s Commitment to Provide the Revolving Credit Facility	89
2.4	Revolving Credit Facility Extension Fee	89
2.5	Letter of Credit Subfacility	90
2.6	Letter of Credit Fees and Charges	90
2.7	Revolving Credit Facility Otherwise Unchanged	90

Article III	MODIFICATION OF THE TERM LOAN	90
3.1	Revised Payment Schedule	90
3.2	Extension of the Maturity Date of the Term Loan	90
3.3	Term Loan Extension Fee	90
3.4	Term Loan Otherwise Unchanged	91

Article IV	REAFFIRMATION OF THE EXISTING TERM LOAN	91
4.1	Clarification of Excess Cash Flow Payment	91
4.2	Existing Term Loan Unchanged	91

Article V	COLLATERAL FOR SI’S OBLIGATIONS	91
5.1	Continued Validity of the Security Documents	91
5.2	Other Documents	91
5.3	Anticipated Collateral Examination	91

Article VI	MISCELLANEOUS TERMS	92
6.1	Waiver of the Existing Defaults	92
6.2	New Defined Terms	92
6.3	Revised Definition	92
6.4	Revised Base Reporting Requirements	92
6.5	Revised Financial Covenants	93
6.6	Possible New Financial Covenants	93
6.7	Authorization	93
6.8	Additional Event of Default	93
6.9	Permitted Assets Sales	94
6.10	Release of Claims	94
6.11	Expenses of U.S. Bank	94

Article VII	GENERAL TERMS	94
7.1	Captions	94
7.3	Negotiated Agreement	95

7.4	Voluntary and Entire Agreement	95
7.5	Continued Effectiveness of the Loan Documents	95
7.6	Construction and Conflict with Other Agreements	95
7.7	Applicable Law	95
7.8	Writing Requirement	95

FIFTH AMENDMENT OF CREDIT AGREEMENT

This Fifth Amendment of Credit Agreement (the “Fifth Amendment”) is entered into as of March 1, 2004, between U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”) and SI TECHNOLOGIES, INC. (“SI”).

RECITALS

A. SI and U.S. Bank are parties to a Credit Agreement dated as of June 26, 2002. That agreement, as amended, is referred to in this Fifth Amendment as the “Credit Agreement.” Capitalized terms used in this Fifth Amendment that are not defined herein have the meanings assigned to such terms in the Credit Agreement.

B. The Revolving Credit Facility and the Term Loan extended by U.S. Bank to SI pursuant to the Credit Agreement matured on January 2, 2004. Furthermore, SI is in default under the Credit Agreement as a result of SI’s failure to comply with certain of the financial covenants contained in Article X of the Credit Agreement for measurement periods prior to the date of this Fifth Amendment and SI’s failure to comply with the limitation on Capital Expenditures contained in Section 11.7 of the Credit Agreement during its fiscal year 2003 (which Events of Default are referred to in this Fifth Amendment collectively as the “Existing Defaults”).

C. SI has asked U.S. Bank to extend the maturity date of the Revolving Credit Facility and the Term Loan and to waive the Existing Defaults. U.S. Bank is willing to do so, subject to the terms and conditions set forth in this Fifth Amendment.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties to this Fifth Amendment agree as follows:

TERMS AND CONDITIONS

ARTICLE I

CONDITIONS PRECEDENT

1.1	Conditions Precedent. This Fifth Amendment, and U.S. Bank’s obligations hereunder, shall not be effective unless all of the following events occur by March 15, 2004:

(a)	Execution of the Fifth Amendment. SI shall have executed this Fifth Amendment and delivered it to U.S. Bank;

(b)	Execution of Promissory Note Amendment Agreements. SI shall have executed and delivered to U.S. Bank agreements in form and content satisfactory to U.S. Bank in its reasonable discretion amending the Revolving Credit Facility Note and the Term Loan Note to reflect the changes thereto effected by the terms of Article II and Article III of this Fifth Amendment;

(c)	Payment of Extension Fees. SI shall have paid U.S. Bank $18,000 for the fees owed pursuant to paragraphs 2.2 and 3.3 of this Fifth Amendment;

(d)	March Principal Payment on Term Loan. SI shall have paid U.S. Bank $175,000 for application to the principal balance of the Term Loan, as required by paragraph 3.1 of this Fifth Amendment;

(e)	Borrowing Resolution. SI shall have provided to U.S. Bank the borrowing resolutions and incumbency certificates described in paragraph 6.8 of this Fifth Amendments; and

(f)	Reaffirmation of the Guaranties and the Security Documents. The Domestic Subsidiaries shall have executed and delivered to U.S. Bank the form of Acknowledgment and Consent set forth in Annex I to this Fifth Amendment reaffirming their obligations under the Guaranties and the Security Documents.

If all of the above-described conditions precedent have not been satisfied (or waived in writing by U.S. Bank) by March 15, 2004, this Fifth Amendment shall be of no force and effect and the parties’ rights and obligations shall continue to be governed by the Credit Agreement (without giving effect to this Fifth Amendment).

ARTICLE II

MODIFICATION OF THE REVOLVING CREDIT FACILITY

2.1	Reduction of U.S. Bank’s Revolving Credit Commitment. Section 2.2 of the Credit Agreement hereby is modified, amended, and restated as follows:

“Section 2.3 Maximum Revolving Credit Commitment. The maximum amount of credit available to SI under the Revolving Credit Facility at any time (including letters of credit issued by U.S. Bank for the account of SI) is the lesser of (a) (i) $6,500,000 through February 29, 2004, and (ii) $6,000,000 thereafter, or (b) the Borrowing Base at the time in question. If the amount outstanding with respect to the Revolving Credit Facility (including letters of credit issued by U.S. Bank for the account of SI) at any time exceeds the lesser of the amounts specified in the preceding sentence, SI within three Business Days shall pay U.S. Bank an amount equal to such excess (and SI’s failure to make such payment shall constitute an Event of Default).”

2.2	Modification of the Borrowing Base. Section 2.8 of the Credit Agreement hereby is modified, amended, and restated as follows:

“Section 2.8 The Borrowing Base. As used in this Agreement, the term ‘Borrowing Base’ means the sum of (a) 80 percent of Eligible Domestic Accounts Receivable at the time in question, (b) 90 percent of Eligible Foreign Accounts Receivable at the time in question, and (c) 50 percent of Eligible Inventory at the time in question, provided, however, that the aggregate amount of Advances supported by Eligible Inventory shall not exceed $3,900,000 from June 1, 2003, through June 30, 2003, $3,825,000 from July 1, 2003, through July 31, 2003, $3,750,000 from August 1, 2003, through March 31, 2004, and $3,625,000 on April 1, 2004, and thereafter”

2.3	Extension of U.S. Bank’s Commitment to Provide the Revolving Credit Facility. Section 2.10 of the Credit Agreement hereby is modified, amended, and restated as follows:

“On the earlier of (a) July 31, 2004 (which date shall be extended to January 2, 2005, if SI has satisfied the conditions specified in the following sentence), or (b) acceleration of the Obligations following an Event of Default, if any, under this Agreement, U.S. Bank’s commitment to extend credit pursuant to the Revolving Credit Facility shall terminate. If SI repays the Term Loan in full by July 31, 2004, and no Default or Event of Default exists on July 31, 2004, U.S. Bank’s commitment to provide credit to SI pursuant to the Revolving Credit Facility shall be extended to January 2, 2005. The date on which U.S. Bank’s commitment to extend credit to SI terminates, as specified in the first sentence of this Section 2.10 of this Agreement, is referred to in this Agreement as the “Maturity Date.” On the Maturity Date, SI shall be obligated to pay in full the entire balance of principal, interest, and fees owed pursuant to the Revolving Credit Facility Note.”

2.4	Revolving Credit Facility Extension Fee. Prior to or contemporaneously with the execution of this Fifth Amendment, SI shall pay U.S. Bank $15,000 in consideration of U.S. Bank’s agreement to extend its commitment in respect of the Revolving Credit Facility on the basis set forth in this Fifth Amendment. In addition, on or before the earlier of (a) July 31, 2004, or (b) acceleration of the Obligations following an Event of Default, SI shall pay U.S. Bank an additional $15,000. The fee described in the preceding sentence shall be fully earned by U.S. Bank on the date this Fifth Amendment becomes effective, although the obligation of SI to pay that fee has been deferred as noted above.

2.5	Letter of Credit Subfacility. Pursuant to the terms of the Credit Agreement (as amended hereby) and various other agreements (including a reimbursement agreement) executed by SI in favor of U.S. Bank, U.S. Bank shall issue letters of credit for the account of SI. The aggregate amount of letters of credit issued by U.S. Bank for the account of SI and outstanding at any time shall not exceed $100,000. The face amount of each letter of credit issued by U.S. Bank for the account of SI and outstanding at any time in question shall constitute an Advance under the Revolving Credit Facility at such time.

2.6	Letter of Credit Fees and Charges. SI shall pay U.S. Bank an annual issuance fee of 1.25 percent per annum in respect of each outstanding letter of credit issued by U.S. Bank for the account of SI. In addition, SI promptly shall pay U.S. Bank all other customary fees and charges assessed by U.S. Bank with respect to any letters of credit issued by U.S. Bank for the account of SI.

2.7	Revolving Credit Facility Otherwise Unchanged. Except as specified in paragraphs 2.1 through 2.6 of this Fifth Amendment, the terms and conditions of the Revolving Credit Facility are not modified or amended by this Fifth Amendment. That means, among other things, that SI shall continue to make the monthly payments of interest owed in respect of the Revolving Credit Facility.

ARTICLE III

MODIFICATION OF THE TERM LOAN

3.1	Revised Payment Schedule. Section 3.4 of the Credit Agreement hereby is modified, amended, and restated as follows:

“Section 3.4 Repayment Terms of the Term Loan. SI shall make monthly payments of interest in arrears to U.S. Bank in respect of the Term Loan commencing on July 1, 2002, and on the first day of each month thereafter. In addition, on the date of this Agreement, and on July 25, 2002, and the twenty-fifth day of each month thereafter through and including February 25, 2004, SI shall make principal payments to U.S. Bank in respect of the Term Loan in the amount of $25,000. Furthermore, on or about March 1, 2004, and the first day of each month thereafter through and including July 1, 2004, SI shall make principal payments to U.S. Bank in respect of the Term Loan in the amount of $175,000.”

SI shall make its March 2004 principal payment in respect of the Term Loan in the amount of $175,000 at the time SI executes and delivers this Fifth Amendment to U.S. Bank. SI hereby authorizes U.S. Bank to cause Advances to be made under the Revolving Credit Facility to make SI’s March 2004 principal payment and subsequent principal payments in respect of the Term Loan. If sufficient credit is not available to SI under the Revolving Credit Facility to make any such principal payment in respect of the Term Loan when due, and SI does not otherwise timely make such payment in a manner permitted by the terms of the Credit Agreement, an Event of Default shall occur and exist.

3.2	Extension of the Maturity Date of the Term Loan. Section 3.5 of the Credit Agreement hereby is modified, amended, and restated as follows:

“Section 3.5. Maturity Date of the Term Loan. SI shall pay U.S. Bank the entire balance of principal, interest, and fees owed pursuant to the Term Loan on the earlier of (a) July 31, 2004, or (b) the date, if any, on which the Obligations are accelerated following an Event of Default.”

3.3	Term Loan Extension Fee. Prior to or contemporaneously with the execution of this Fifth Amendment, SI shall pay U.S. Bank $3,000 in consideration of U.S. Bank’s agreement to extend the maturity date of the Term Loan on the basis set forth herein.

3.4	Term Loan Otherwise Unchanged. Except as specified in paragraphs 3.1 through 3.3 of this Fifth Amendment, the terms and conditions of the Term Loan are not modified or amended by this Fifth Amendment.

ARTICLE IV

REAFFIRMATION OF THE EXISTING TERM LOAN

4.1	Clarification of Excess Cash Flow Payment. Section 4.3 of the Credit Agreement hereby is modified, amended, and restated as follows:

“Section 4.3 Subsequent Excess Flow Payments. In addition to the other payments SI is required to make under this Agreement and under the Notes to U.S. Bank, on or before September 15, 2003, and the same day of each year thereafter through and including 2005, SI shall pay U.S. Bank (for application to the Existing Term Loan) an amount equal to SI’s Excess Cash Flow (if any). As used in this Agreement, the term “Excess Cash Flow” means the amount by which actual Adjusted EBITDAR for SI’s immediately preceding fiscal year exceeds the amount of Adjusted EBITDAR that would have been required to provide a Fixed Charge Coverage Ratio of 1.15 to 1.00 for such year.”

4.2	Existing Term Loan Unchanged. SI acknowledges and agrees that this Fifth Amendment does not modify, alter, or amend the Existing Term Loan and that SI’s obligations in respect of the Existing Term Loan remain in full force and effect. That means, among other things, that SI shall continue to make all of the monthly payments required by the promissory note evidencing that loan strictly in accordance with the terms of that instrument.

ARTICLE V

COLLATERAL FOR SI’S OBLIGATIONS

5.1	Continued Validity of the Security Documents. SI hereby expressly reaffirms and acknowledges the validity of the Security Documents, the accuracy of the information contained in those documents, and SI’s grant of security interests and liens in favor of U.S. Bank in the Collateral. SI acknowledges and agrees that the Security Documents, and the security interests and liens created by those agreements in the Collateral, secure payment of the Obligations. Furthermore, SI acknowledges and agrees that the Security Documents, and the security interests and liens created thereby in the Collateral, shall continue in full force and effect after the execution of this Fifth Amendment.

5.2	Other Documents. SI hereby agrees that until SI satisfies the Obligations in full and U.S. Bank has no further commitment to extend credit to SI, SI promptly shall execute and deliver to U.S. Bank all documents reasonably deemed necessary or desirable by U.S. Bank to create, evidence, perfect, or continue U.S. Bank’s security interests or liens in the Collateral. Furthermore, until SI satisfies the Obligations in full and U.S. Bank has no further commitment to extend credit to SI, SI authorizes U.S. Bank to take such actions as U.S. Bank reasonably deems necessary or desirable to create, evidence, perfect, or continue U.S. Bank’s security interests or liens in the Collateral (including, but not limited to, filing financing statements).

5.3	Anticipated Collateral Examination. SI acknowledges that U.S. Bank has informed SI that U.S. Bank intends to conduct an examination of the Collateral promptly after the parties enter into this Fifth Amendment. SI hereby agrees to provide U.S. Bank access to the Collateral, and to SI’s and the Domestic Subsidiaries’ books and records regarding the Collateral. SI acknowledges that it shall be responsible for the costs of the above-described examination of the Collateral and shall reimburse U.S. Bank for such costs (or pay such costs in the first instance) in accordance with Section 7.1 of the Credit Agreement.

ARTICLE VI

MISCELLANEOUS TERMS

6.1	Waiver of the Existing Defaults. Upon timely satisfaction of the conditions precedent set forth in paragraph 1.1 of this Fifth Amendment, U.S. Bank waives the Existing Defaults (which waiver shall be effective without additional documentation).

6.2	New Defined Terms. The following defined terms are added to Section 1.1 of the Credit Agreement:

““Adjusted EBITDAR” means, for any period in question, EBITDAR minus (a) the Pro-Rated Maintenance Capital Expenditures), (b) cash dividends or distributions (if any) made by SI, and (c) cash income taxes paid by SI.”

““EBITDAR” means, for any period in question, EBITDA plus lease and rent expense of SI.”

““Funded Indebtedness” means, as applied to SI, without duplication, the sum of (a) Indebtedness for borrowed money, (b) Indebtedness in respect of capital lease obligations, (c) all obligations in respect of letters of credit, (d) all other interest-bearing obligations that in accordance with GAAP should be included as a liability on the balance sheet of SI, and (e) all guarantees of the foregoing.”

““Pro-Rated Maintenance Capital Expenditures” means that portion of an agreed-upon level of annual Capital Expenditures of $275,000 allocable to the measurement period in question on a pro-rated basis. For example, if the measurement period in question is a nine-month period, the Pro-Rated Maintenance Capital Expenditures would be $206,250 (i.e., nine-twelfths of $275,000).”

6.3	Revised Definition. The definition of the term Fixed Charges set forth in Section 1.1 of the Credit Agreement hereby is modified, amended, and restated as follows:

““Fixed Charges” means, for any period in question, the sum of (a) interest expense of SI, (b) the aggregate amount of all regularly scheduled principal payments (other than principal payments with respect to the Revolving Credit Facility) in respect of any Funded Indebtedness (provided, however, that for purposes of calculating the financial covenants in this Agreement, the monthly principal payments with respect to the Term Loan shall be deemed to be $25,000 per month), (c) prepayments of any Funded Indebtedness (other than the Obligations), and (d) lease and rent expense of SI.”

6.4	Revised Base Reporting Requirements. Section 9.9(a) and Section 9.9(i) of the Credit Agreement hereby are modified, amended, and restated as follows:

“(a) Weekly Borrowing Base Certificate. On March 15, 2004, and each Monday thereafter (or, if any such Monday is not a Business Day, on the next Business Day), a report in form and content satisfactory to U.S. Bank in its reasonable discretion calculating the Borrowing Base as of the previous Friday (or, if any such Friday is not a Business Day, as of the preceding Business Day), which report shall be accompanied by a written certification of an authorized officer of SI that the calculation of the Borrowing Base is accurate in all material respects;”

“(i) Audited Financial Statement and Covenant Certification. Within 120 days of the end of SI’s fiscal year, a copy of an audited consolidated financial statement in respect of SI prepared by a certified public accounting firm acceptable to U.S. Bank in its reasonable discretion and a certification by such accounting firm that SI was in compliance with the financial covenants contained in Sections 10.1 through 10.3 of the Credit Agreement as of the end of SI’s fiscal year in question (or identifying any of such covenants that SI was not in compliance with as of the end of the year in question);”

6.5	Revised Financial Covenants. Sections 10.1 through 10.4 of the Credit Agreement hereby are modified, amended, and restated as follows:

“Section 10.1 Fixed Charge Coverage Ratio. SI shall not permit the ratio of Adjusted EBITDAR to Fixed Charges (which ratio is referred to in this Agreement as the “Fixed Charge Coverage Ratio”) to be less than .93 to 1.00 for the nine-month period ending April 30, 2004, or less than 1.10 to 1.00 for the twelve-month period ending July 31, 2004.”

“Section 10.2 EBITDA Covenant. SI shall have EBITDA of at least $1,440,000 for the nine-month period ending April 30, 2004, and EBITDA of at least $2,450,000 for the twelve-month period ending July 31, 2004.

“Section 10.3 Funded Indebtedness to EBITDAR Ratio. SI shall not permit the ratio of Funded Indebtedness to EBITDAR to exceed 4.25 to 1.00 for the twelve-month period ending July 31, 2004.”

“Section 10.4 Testing of Financial Covenants. The financial covenants set forth in Section 10.1 through Section 10.3 of this Agreement shall be tested quarterly and shall be calculated in reasonable detail and presented in the quarterly compliance certificate that SI is required to provide to U.S. Bank pursuant to Section 9.9(g) of this Agreement.”

Notwithstanding anything in the Credit Agreement to the contrary, Net Income to be utilized in calculating EBITDA or EBITDAR shall be determined without deductions for current period increases in inventory reserves.

6.6	Possible New Financial Covenants. If U.S. Bank’s commitment to provide the Revolving Credit Facility to SI is extended beyond July 31, 2004, on the basis set forth in the second sentence of Section 2.10 of the Credit Agreement, U.S. Bank and SI shall negotiate in good faith to establish financial covenants (based upon SI’s fiscal 2005 Budget) for the fiscal period ending October 31, 2004. If the parties are unable to agree upon those covenants, U.S. Bank shall determine the covenants and that determination shall be binding on SI.

6.7	Authorization. SI hereby represents and warrants that the execution, delivery, and performance by SI and the Domestic Subsidiaries of this Fifth Amendment have been duly authorized by all necessary corporate action of SI and the Domestic Subsidiaries, do not require any further shareholder approval, or the approval or consent of any trustee or the holders of any Indebtedness of SI or the Domestic Subsidiaries, do not contravene any law, regulation, rule, or order binding on SI or the Domestic Subsidiaries, or any of the organizational documents, and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract, or other agreement or instrument to which SI (or a Domestic Subsidiary) is a party, or by which SI (or a Domestic Subsidiary) or any of its properties may be bound or affected, except as has been disclosed to U.S. Bank in writing. Contemporaneously with the execution of this Fifth Amendment, SI shall deliver to U.S. Bank corporate resolutions authorizing SI to obtain the Loans and to enter into this Fifth Amendment and the Loan Documents and identifying the officer or officers of SI and the Domestic Subsidiaries authorized to execute this Fifth Amendment and other Loan Documents to be executed on or after the date of this Fifth Amendment.

6.8	Additional Event of Default. In addition to the matters specified in Section 12.1 of the Credit Agreement, the breach by SI of any agreement with any third party that would be likely to have a Material Adverse Effect (as determined by U.S. Bank in its reasonable discretion) shall constitute a default under Section 12.1 of the Credit Agreement.

6.9	Permitted Assets Sales. SI has informed U.S. Bank that SI intends to sell excess equipment and excess inventory of SI. U.S. Bank hereby agrees to such sales, provided that all net proceeds of the sale of any excess inventory or excess equipment of SI are deposited promptly into the Cash Collateral Account for application to the Revolving Credit Facility. On or before the time that SI is required to deliver its monthly financial statements to U.S. Bank in accordance with the provisions of Section 9.9(f) of the Credit Agreement, SI shall deliver to U.S. Bank a written report identifying in reasonable detail the types and amounts of excess equipment and excess inventory sold by SI during the immediately preceding calendar month and the gross proceeds and net proceeds received by SI in connection with such sales.

6.10	Release of Claims. SI hereby releases and forever discharges U.S. Bank and U.S. Bank’s agents, principals, successors, assigns, employees, officers, directors, and attorneys, and each of them, of and from any and all claims, demands, damages, suits, rights, defenses, offsets, or causes of action of every kind and nature that SI has or may have as of the date it executes this Fifth Amendment, whether known or unknown, contingent or matured, foreseen or unforeseen, asserted or unasserted, including, but not limited to, all claims for compensatory, general, special, consequential, incidental, and punitive damages, attorney fees, and equitable relief. In that regard, SI hereby agrees to waive and relinquish, and by executing this Fifth Amendment shall be deemed to have waived and relinquished to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides that:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Furthermore, SI hereby waives any and all provisions, rights, and benefits conferred by any laws of any state or territory of the United States, or principles of common law, that are similar, comparable, or equivalent to Section 1542 of the California Civil Code. SI recognizes that SI may discover after the effective date of this Fifth Amendment facts in addition to or different from those that SI knows or believes to be true with respect to the subject matter of the released claims but hereby stipulates and agrees that as of the effective date of this Fifth Amendment SI fully, finally, and forever settles and releases any and all released claims, known or unknown, as described above

6.11	Expenses of U.S. Bank. SI shall reimburse U.S. Bank for all reasonable costs and expenses incurred by U.S. Bank in connection with U.S. Bank’s banking and lending relationships with SI, including, but not limited to, recording charges, escrow charges, appraisal costs, environmental survey and investigation costs, collateral examination and inspection costs, and the reasonable fees and expenses of legal counsel for U.S. Bank (including fees and expenses incurred in connection with the preparation, negotiation, closing, administration, amendment, modification, and enforcement of this Fifth Amendment, or the agreement evidenced hereby); the preservation, protection, or disposition of the Collateral (or U.S. Bank’s security interests therein); or as required by applicable law, rules, policies, and regulations. The amounts owed by SI pursuant to the preceding sentence of this Sixth Amendment shall be paid by SI in the ordinary course of SI’s business after U.S. Bank bills SI for such amounts, or on the Maturity Date, whichever occurs first.

ARTICLE VII

GENERAL TERMS

7.1	Captions. Any captions for the sections of this Fifth Amendment are for convenience only and do not control or affect the meaning or construction of any of the provisions of this Fifth Amendment.

7.2	Severability. If any term, condition, or provision of this Fifth Amendment, or any other document or instrument referred to in this Fifth Amendment, is held invalid for any reason, such offending term, condition, or provision shall be stricken therefrom, and the remainder of this Fifth Amendment shall not be affected thereby.

7.3	Negotiated Agreement. This Fifth Amendment is a negotiated agreement. In the event of any ambiguity in this Fifth Amendment, such ambiguity shall not be subject to a rule of contract interpretation that would cause the ambiguity to be construed against any of the parties to this Fifth Amendment.

7.4	Voluntary and Entire Agreement. The only consideration for the execution of this Fifth Amendment is the consideration expressly recited herein. The Credit Agreement (as amended hereby) and the other agreements and instruments referred to in this Fifth Amendment remain in full force and effect and set forth and constitute the entire agreement between U.S. Bank and SI with respect to the subject matter of this Fifth Amendment. No oral promise or agreement of any kind or nature, other than those that have been reduced to writing and set forth herein or in the other written agreements between U.S. Bank and SI, has been made between U.S. Bank and SI. SI acknowledges it has been represented (or has had the opportunity to be represented) by legal counsel in connection with the negotiation and execution of this Fifth Amendment and the other agreements and instruments referred to in this Fifth Amendment. SI voluntarily executed this Fifth Amendment and the other agreements and instruments referred to in this Fifth Amendment.

7.5	Continued Effectiveness of the Loan Documents. Except as expressly modified by this Fifth Amendment, the Loan Documents remain in full force and effect in accordance with their terms.

7.6	Construction and Conflict with Other Agreements. In the event of any conflict between the terms of this Fifth Amendment and the terms of any other agreements or instruments referred to in this Fifth Amendment, the terms of this Fifth Amendment shall control.

7.7	Applicable Law. This Fifth Amendment and any other instruments or agreements required or contemplated under this Fifth Amendment shall be governed by and construed under the laws of the state of Oregon, without regard to principles of conflicts of law.

7.8	Writing Requirement. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES, AND COMMITMENTS MADE BY U.S. BANK AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS THAT ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE, MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY U.S. BANK TO BE ENFORCEABLE.

SI TECHNOLOGIES, INC.	U.S. BANK NATIONAL ASSOCIATION

By	By
Name:		Roger C. Lundeen
Title:		Senior Vice President

ANNEX I

ACKNOWLEDGMENT AND CONSENT

Each of the undersigned hereby (a) acknowledges and consents to the execution, delivery, and performance by SI of the foregoing Fifth Amendment of Credit Agreement and (b) reaffirms and agrees that the Guaranty and Security Documents to which the undersigned is a party and all other documents and agreements executed and delivered by the undersigned to U.S. Bank in connection with the Credit Agreement (as amended) are in full force and effect, enforceable without defense, offset, or counterclaim. Capitalized terms used herein have the meanings specified in the Credit Agreement (as amended).

Dated as of March 1, 2004.

AEROGO, INC.	REVERE TRANSDUCERS, INC.

By	By
Name:	Name:
Title:	Title: